Exhibit 10.22

Certain information has been excluded from this agreement (indicated by [***]) because such information is both not material and the type that the registrant customarily and actually treats as private or confidential.

Execution Version
CONFIDENTIAL

STOCK PURCHASE AGREEMENT

dated as of March 5, 2021

by and among

FL2021-001, INC.,

AS PURCHASER,

FRONTHERA INTERNATIONAL GROUP LIMITED,

AS SELLER

AND

FRONTHERA U.S. HOLDINGS, INC.,

AS THE COMPANY

THIS STOCK PURCHASE AGREEMENT IS SUBJECT TO REVISION BY THE PARTIES AT ANY TIME AND MUST BE KEPT CONFIDENTIAL IN ACCORDANCE WITH THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO AMONG THE PARTIES

i

ii

EXHIBITS

Exhibit A	Form of Stock Power
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Director and Officer Release
Exhibit D	Specified Indemnification Matters
Exhibit E	Milestone Payments
Exhibit F	Asset Transfer and Assumption Agreement
Exhibit G	Confirmatory Assignment Agreement
Exhibit H	Form of Employee Release

SCHEDULES

Schedule 1.1(p)	Encumbrances
Schedule 8.2(d)	Third Party Consents
Schedule 8.2(e)(i)	Director and Officer Release Persons
Schedule 8.2(e)(ii)	Employee Release Persons
Schedule 8.2(h)	Terminated Contracts

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 5, 2021 by and among (i) FL2021-001, Inc., a Delaware corporation (“Purchaser”); (ii) FronThera International Group Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Seller”); and (iii) FronThera U.S. Holdings, Inc., a Delaware corporation (the “Company”). Purchaser, Seller and the Company will be individually referred to herein as a “Party” and collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, Seller is the holder of all of the issued and outstanding shares of Company Capital Stock (the “Shares”).

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell all of the Shares to Purchaser, and Purchaser desires to acquire all of the Shares, in exchange for the consideration set forth in this Agreement.

WHEREAS, immediately prior to the Closing, the Company and FronThera U.S. Pharmaceuticals LLC, a California limited liability company (“FronThera Pharmaceuticals”) on the one hand, and Sichuan Haisco Pharmaceutical, Co., Ltd., a company incorporated under the laws of the People’s Republic of China, and its Affiliates (“Haisco”) on the other hand, shall enter into an Asset Transfer and Assumption Agreement in the form attached hereto as Exhibit F and FronThera Pharmaceuticals, on the one hand, and Haisco, Haisco Pharmaceutical Co., Limited (“BVI Haisco”) and Haisco Pharmaceutical (Australia) Pty Ltd (“Australia Haisco”), on the other hand, have entered into a Confirmatory Assignment Agreement in the form attached hereto as Exhibit G.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties to this Agreement, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

Section 1.1          Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” means any claim, action, suit, litigation, proceeding, arbitral action, mediation, governmental audit, enforcement, inquiry, examination, criminal prosecution or investigation.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and affairs of a Person, whether through the ownership of voting securities, by Contract or otherwise, and “controlled” and “controlling” shall have correlative meanings.

“Ancillary Documents” means the Escrow Agreement, the Asset Transfer and Assumption Agreement and the other agreements, certificates or other documents executed at or prior to the Closing in connection herewith.

“Asset and Liability Transfer” means each of the transactions involved in the transfer of the assets and liabilities of the Company to Haisco other than all rights to the Company Intellectual Property and Company Products pursuant to the Asset Transfer and Assumption Agreement.

“Asset Transfer and Assumption Agreement” means the Asset Transfer and Assumption Agreement, in the form attached hereto as Exhibit F to be executed by FronThera Pharmaceuticals and the Company, on the one hand, and Haisco, on the other hand, pursuant to which certain assets will be transferred by FronThera Pharmaceuticals to Haisco and certain liabilities will be assumed by Haisco.

“Base Initial Consideration” means Sixty Million Dollars ($60,000,000).

“Business” means the business and operations of the Company related to the research, development, manufacture, use, sale, offer for sale, importation or other exploitation of the Company Products.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Los Angeles, California.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020.

“Cash” means cash and Cash Equivalents determined in accordance with GAAP, using, to the extent consistent therewith, the policies, conventions, methodologies and procedures used by the Company in preparing its most recent unaudited Company Financial Statements. For the avoidance of doubt, (i) Cash shall be increased by the amount of deposits or other payments received by the Company but not yet credited to the bank accounts of the Company, and (ii) Cash shall be reduced by the amount of any outstanding obligations, checks or other payments issued or payable by the Company but not yet deducted from the bank accounts of the Company.

“Cash Equivalents” means investment securities with original maturities of ninety (90) days or less.

“Closing Cash” means the aggregate amount of all Cash of the Company as of 12:01 a.m. Pacific Time on the Closing Date. For the avoidance of doubt, any calculations of Closing Cash shall be made prior to, and disregarding, the Closing and the transactions contemplated in connection therewith except as specifically set forth herein.

“Closing Debt” means the aggregate amount of all Debt of the Company as of 12:01 a.m. Pacific Time on the Closing Date. For the avoidance of doubt, any calculations of Closing Debt shall be made prior to, and disregarding, the Closing and the transactions contemplated in connection therewith except as specifically set forth herein.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means (i) each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) any compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, or (iii) any other benefit or compensation plan, Contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-linked compensation, stock purchase, employee stock ownership, tax gross-up, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans, welfare plans or fringe benefit plans, in each case whether or not written, and (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its ERISA Affiliates, (B) under which any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries is eligible to receive benefits or otherwise participate, or (C) for which the Company or any of its ERISA Affiliates has any direct or indirect Liability (whether actual or contingent).

“Company Capital Stock” means the Company Common Stock.

“Company Common Stock” means the common stock, with a par value of $1.00, of the Company.

“Company Controlled Intellectual Property” means all Company Intellectual Property that is owned or purported to be owned by or exclusively licensed to the Company.

“Company Fundamental Representations” means the representations and warranties of the Company contained in Section 4.1 (Corporate Status), Section 4.2 (Authority and Enforceability), Section 4.3 (No Conflict), Section 4.4 (Capitalization), Section 4.7 (Taxes), and Section 4.18 (Finder’s Fees).

“Company Intellectual Property” means any and all Intellectual Property (i) in which the Company has right (including option or license rights), title, or interest or (ii) that is used or intended to be used by the Company, in each case, in connection with the Business, including the research, development, manufacture, use, sale, offer for sale, importation or other exploitation of the Company Products. Company Intellectual Property includes, without limitation, the patent and patent applications included in the TYK2 Portfolio (defined in Exhibit E), which are listed on Section 4.13(a) of the Company Disclosure Schedule.

“Company Key Representations” means the representations and warranties of the Company contained in Section 4.13 (Intellectual Property), Section 4.19 (Affiliate Transactions) and Section 4.21 (Regulatory Matters).

“Company Products” means, the TYK2 Compounds and any TYK2 Product being developed by or on behalf of the Company (as each term is defined in Exhibit E) as of the Closing Date.

“Company Systems” has the meaning set forth in Section 4.20(b).

“Confidentiality Agreement” means that certain Amended and Restated Nondisclosure Agreement, dated as of February 23, 2021, by and between the Company and Purchaser.

“Confirmatory Assignment Agreement” means the Confirmatory Assignment Agreement, in the form attached hereto as Exhibit G executed by FronThera Pharmaceuticals, on the one hand, and Haisco, BVI Haisco and Australia Haisco, on the other hand, pursuant to which Haisco, BVI Haisco and Australia Haisco confirmed the assignment to FronThera Pharmaceuticals of all rights Haisco has to any Company Intellectual Property and Company Products.

“Consideration” means (i) the Initial Consideration, plus (ii) the Contingent Consideration.

“Contingent Consideration” means the aggregate total of Milestone Payments due in accordance with Exhibit E.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage or other arrangement.

“Damages” means any liabilities, losses, damages, injury, Taxes, penalties, fines, deficiencies, assessments, judgments, costs or expenses (including reasonable attorneys’ fees and expenses and costs of investigation).

“Debt” means both the current and long-term portions of any amount owed, without duplication, in respect of (i) borrowed money, extensions of credit, purchase money financing, and capitalized lease obligations or for the deferred purchase price of property or services, (ii) all obligations for the reimbursement of any obligor for amounts drawn on any outstanding letters of credit, (iii) all obligations evidenced by a note, bond, debenture or similar instrument, (iv) deferred compensation owed to current or former employees of the Company, and (v) all accrued and unpaid interest, fees, expenses, prepayment penalties or premiums on, or any guarantees or other contingent liabilities with respect to, any of the obligations referred to in the foregoing clauses (i) through (iv); provided, however, that notwithstanding the foregoing, Debt shall not be deemed to include any accounts payable incurred in the ordinary course of business or any obligations under un-drawn letters of credit. For the avoidance of doubt, “Debt” shall not include any future payment obligations under the Company’s current research collaboration agreements.

“Deferred Payroll Taxes” means the “applicable employment taxes” (as defined in Section 2302(d) of the CARES Act) payable by the Company that (x) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (y) are payable following the Closing as permitted by Section 2302(a) of the CARES Act.

“DGCL” means the General Corporation Law of the State of Delaware.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, restriction on transfer (such as a right of first refusal or other similar rights) or other similar encumbrance. For clarity, non-exclusive licenses granted in the ordinary course of business between the Company and a third-party service provider for use in performing services on behalf of the Company, which licenses are incidental to the primary purpose of the applicable agreement, are not Encumbrances.

“Environmental Law” means any applicable federal, state, or local Laws as in effect as of the date of this Agreement which regulate or relate to: pollution, the protection of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, or the protection of the health and safety of Persons from exposures to Hazardous Materials in the environment; or the preservation or protection of waterways, groundwater, drinking water, air, or soil.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any employer that would be considered a single employer with the company under Sections 414(b), (c), (m), or (o) of the Code.

“Escrow Account” has the meaning set forth in Section 3.6.

“Escrow Agent” has the meaning set forth in Section 3.6.

“Escrow Agreement” has the meaning set forth in Section 3.6.

“Escrow Cash” means $5,500,000.

“Estimated Initial Consideration” means a dollar amount equal to (i) the Base Initial Consideration, plus (ii) the Estimated Closing Cash, minus (iii) the Estimated Closing Debt, minus (iv) the Estimated Unpaid Company Transaction Expenses, minus (v) the Escrow Cash.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“FDA” means the U.S. Food and Drug Administration.

“Fraud” means actual common law fraud as defined under the Laws of the State of Delaware.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, any quasi-governmental authority of any nature, any governmental entity, commission, board, agency or instrumentality, and any court, tribunal or judicial body, whether federal, state, county, local or foreign.

“Governmental Order” means any order, temporary restraining order, judgment, injunction or decree, enforcement action or consent decree, issued, promulgated or entered by any Governmental Authority.

“Hazardous Material” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is prohibited or regulated under any Environmental Laws, including without limitation, asbestos, urea, formaldehyde, PCBs, radon gas, or petroleum products.

“Health Care Laws” means all applicable Laws, enforced or issued by a Governmental Authority (including multi-country organizations) related to (a) the safety, efficacy and quality of pharmaceuticals; (b) manufacturing, development, testing, labeling, marketing, packaging, holding, import, export, advertising or distribution of pharmaceuticals; (c) the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, and (d) privacy, security, or licensure, including, without limitation, as applicable: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder;; (ii) all applicable federal, state, local and all applicable foreign health care related fraud and abuse, false claims, and anti-kickback Laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Statements Law (42 U.S.C. § 1320a-7b(a)), all criminal Laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.) (collectively, “HIPAA”), the exclusion Law (42 U.S.C. § 1320a-7), and the civil monetary penalties Law (42 U.S.C. § 1320a-7a); and (iii) HIPAA and analogous state Laws pertaining to privacy, data protection and information security, and the regulations promulgated pursuant to such statutes; in each case, as amended from time to time and including the implementing rules and regulations of Governmental Authorities promulgated pursuant to such Laws and all of their foreign equivalents.

“Initial Consideration” means a dollar amount equal to (i) the Base Initial Consideration, plus (ii) Closing Cash, minus (iii) Unpaid Company Transaction Expenses, minus (iv) Closing Debt, minus (v) the Escrow Cash.

“Intellectual Property” means all U.S. and foreign intellectual property and proprietary rights, including (i) patents provisional and non-provisional and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, supplementary protection certificates, continuations and continuations-in-part thereof (“Patents”), (ii) trademarks, trade dress, service marks, service names, trade names, domain names, brand names, logo or business symbols, whether registered or unregistered, and pending applications to register the same, including all extensions and renewals thereof and all goodwill associated therewith (“Trademarks”), (iii) copyrights and copyrightable works, including all writing, reports, analyses, evaluation protocols, designs, computer software, code, databases, software systems, mask works or other works, whether registered or unregistered, pending applications to register the same, and moral rights (“Copyrights”), (iv) confidential or proprietary know-how, trade secrets, methods, processes, practices, formulas and techniques (“Know-How”), (v) computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing, and (vi) moral rights, rights of publicity, industrial designs, and industrial property rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” “Company’s Knowledge” or “known to the Company” and any other phrases of similar import means, with respect to any matter in question relating to the Company, the actual knowledge of [***], and the knowledge such individuals would reasonably be expected to have had he made reasonable inquiry regarding the relevant matters.

“Law” means any federal, state, county, local, foreign or other statute, constitution, controlling principle of common law, ordinance, edict, decree, Governmental Order, regulation, rule, ruling or code of any Governmental Authority having the force of law.

“Liability” means any and all liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Loan Payoff Amount” means $19,417,220.75.

“Material Adverse Effect” means any change, event, circumstance, condition or effect that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (x) the Business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company to perform its obligations under this Agreement in accordance with Law or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves to constitute or be considered in determining a Material Adverse Effect: (i) conditions generally affecting the economy or industry in which the Company operates, (ii) any change in GAAP or applicable Laws (provided, that this clause (ii) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with GAAP or applicable Law), (iii) any changes arising from or attributable or relating to the announcement or pendency of the transactions contemplated by this Agreement or the identity or involvement of the Purchaser and its Affiliates (including any impact on the customers, suppliers, vendors or employees of the Company), (iv) the taking of any action by the Company approved in writing by Purchaser or that are expressly permitted under the terms of this Agreement, (v) acts of war, hostilities or terrorism or any escalation or material worsening of any such acts of war, hostilities or terrorism, or the occurrence or escalation of any other natural disaster, calamity or crisis; and (vi) epidemics and pandemics (including in respect of COVID-19); provided, that with respect to (i), (ii), (v) and (vi) such changes do not materially and disproportionately adversely affect the Company in a manner that is materially disproportionate from similarly situated businesses engaged in the same industry as the Company.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws or equivalent governing documents of such entity.

“Permit” means any license, clearance, authorization, registration, approval, consent, certificate, variance, franchise, exemption or permit issued by any Governmental Authority to the Company, held by the Company, or required for the operation of the Company’s Business.

“Permitted Encumbrances” means all (i) liens for Taxes and other governmental charges that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserve has been made in the Company Financial Statements; (ii) cashiers’, landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business for sums not yet due and payable; (iii) pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation for sums not yet due and payable; (iv) Encumbrances listed in Schedule 1.1(p); and (v) other Encumbrances of any type incurred in the ordinary course of business which do not materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Data” means all data or information that, individually or when aggregated or combined, is linked to any reasonably identifiable natural person and any other data protected under any applicable Laws relating to privacy, data security, or data protection with respect to data relating to individuals.

“Pre-Closing Taxes” means (A) all Taxes of the Company relating or attributable to any Pre-Closing Tax Period (including any Deferred Payroll Taxes), (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any analogous provision under state, local or non-U.S. Law), (C) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business the primary purpose of which is unrelated to Tax) or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (D) any Taxes resulting from the transactions contemplated by this Agreement (but excluding the Transfer Taxes allocated to Purchaser pursuant to Section 7.2(c)). In the case of any Straddle Tax Period, the amount of any Taxes based on or measured by income, sales, use, receipts, or other similar items of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (except that exceptions, allowances or deductions that are calculated on annual basis, such as depreciation, shall be apportioned on a pro rata basis), and the amount of any other Taxes of the Company for such a Tax period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the (and including) Closing Date and the denominator of which is the total number of days in such taxable period.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Tax Period ending on (and including) the Closing Date.

“Public Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party, political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Purchaser Indemnitees” means (i) Purchaser; (ii) Purchaser’s Affiliates (including the Company); (iii) the respective representatives of the Persons referred to in clauses (i) and (ii); and (iv) the respective successors and permitted assigns of the Persons referred to in clauses (i), (ii) and (iii) above.

“Representatives” mean the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of the specified Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Service Provider” means any current or former officer, employee, director or independent contractor of the Company.

“Standard Business Agreements” means (i) non-negotiated, non-exclusive licenses to off-the-shelf generally commercially available software with annual license fees under $25,000; (ii) employee or consulting agreements on the Company’s standard forms therefor (which standard forms have been made available to Purchaser); (iii) nondisclosure agreements to the extent on customary forms therefor; (iv) material transfer agreements on the Company’s standard forms therefor (which standard forms have been made available to Purchaser); and (v) purchase orders for goods and associated terms and conditions for which the underlying goods have been delivered or received.

“Straddle Tax Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

An entity shall be deemed to be a “Subsidiary” of another entity if such other entity directly or indirectly owns, beneficially or of record, (i) an amount of voting securities or other interests in such first entity that is sufficient to enable such other entity to elect at least a majority of the members of such first entity’s board of directors or other governing body, or (ii) at least a majority of the outstanding equity interests of such first entity.

“Tax” or “Taxes” means (i) any and all taxes, fees, imposts, charges, excises, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, gross income, estimated, capital gains, gross receipts, profits, business, license, occupation, franchise, branch, windfall, termination, exit, capital stock or other equity, wealth, real or personal (tangible or intangible) property, real or personal property (tangible or intangible) gains, sales, use, transfer, conveyance, recording, documentary, filing, value added, ad valorem, employment or unemployment, social security (or similar including FICA), social, disability, alternative or add-on minimum, investment, financial transaction, escheat obligation customs, excise, stamp, environmental, commercial rent, premium or withholding taxes, and (ii) any liability for the payment of amounts described in clause “(i)” as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax allocation, Tax indemnity or Tax sharing agreement, but excluding customary gross up or indemnification provisions in credit agreements, derivatives, leases or other commercial agreements entered into in the ordinary course of business not primarily relating to Tax), as a result of being a transferee or successor, or otherwise by operation of Law.

“Tax Proceeding” means any inquiry, claim, assessment, audit, dispute, suit or other administrative or judicial proceeding involving Taxes.

“Tax Return” means any return, report, statement, declaration, schedule, designation, notice, certificate, questionnaire, form, election, estimated Tax filing, claim for refund, information return, or other document (including any attachments thereto and amendments thereof), in each case filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Transfer Taxes” means any and all transfer, documentary, conveyance, sales, use, gross receipts, stamp, registration, filing, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest and additions to tax), including any real property or leasehold interest transfer or gains Tax and any similar Tax.

“Unpaid Company Transaction Expenses” means (i) the fees and disbursements payable by the Company to those Persons identified in Section 4.18 of the Company Disclosure Schedule; (ii) the fees and disbursements payable to legal counsel or accountants of the Company that are payable by the Company in connection with the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby; (iii) any bonus, transaction, change of control, severance, incentive compensation, termination, retention or similar transaction-related payments to be paid to any Service Provider of the Company or any Subsidiary, as well as the employer portion of any payroll Taxes to be paid in connection therewith, including any such amounts that are contingent upon both consummation of the transactions contemplated hereby and the termination of employment (or the occurrence of other double-trigger events) occurring after the Closing, to the extent such Taxes are payable at or substantially contemporaneous with the Closing; (iv) any employer-portion of payroll Taxes relating to or resulting from the payment of any portion of the employee options that are payable at or substantially contemporaneous with the Closing; (v) all unpaid Taxes of the Company attributable to any Pre-Closing Tax Period, calculated in accordance with Section 7.2 and determined on a jurisdiction by jurisdiction basis (with the amount for each jurisdiction never being less than zero dollars ($0)); and (vi) all other miscellaneous fees, expenses or costs, in each case, incurred by the Company in connection with the transactions contemplated by this Agreement; provided, that in the case of the foregoing clauses (i) through (vi), only to the extent such amounts have not been paid by the Company prior to the Closing and for which the Company is and remains liable to pay following the Closing; provided, further, that the foregoing clauses (ii) and (iii) shall not include any fees, expenses or disbursements incurred by Purchaser, or by the Company which are on behalf of Purchaser, including any advisory fee and the fees and expenses of Purchaser’s attorneys, accountants and other advisors; provided, further, for the avoidance of doubt, that any such amounts which are for the liability of the Seller, and not the Company, shall be excluded from Unpaid Company Transaction Expenses.

Section 1.2          Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Accounting Firm	Section 3.2(c)(iv)
Agreement	Preamble
Basket	Section 9.3(b)
Buying Party	Section 3.3(b)
Claim Certificate	Section 9.4(a)
Claim Dispute Notice	Section 9.4(b)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Date Schedule	Section 3.2(b)
Company	Preamble
Seller Board Approval	Section 4.2(b)
Company Board of Directors	Section 4.2(a)
Company Certificates	Section 3.5
Company Disclosure Schedule	Article IV
Company Financial Statements	Section 4.5(a)
Company Material Contract(s)	Section 4.14(a)
Determination	Section 3.2(c)(iv)
Dispute Notice	Section 3.2(c)(ii)
Enforceability Exceptions	Section 4.2(a)
Estimated Closing Cash	Section 3.2(a)
Estimated Closing Debt	Section 3.2(a)
Estimated Unpaid Company Transaction Expenses	Section 3.2(a)
Excess Payment	Section 3.2(d)(ii)
Expiration Date	Section 9.1
FCPA	Section 4.22(a)
Indemnitee	Section 9.5
Indemnitor	Section 9.5
Invoice	Section 7.3
Lease	Section 4.15
Leased Real Property	Section 4.15
Liens	Section 4.11(e)
Major Suppliers	Section 4.23
Party and Parties	Preamble
Payoff Letter	Section 7.3
Proceeding	Section 4.11(a)
Purchaser	Preamble
Purchaser Prepared Returns	Section 7.2
Related Person	Section 4.19
Review Board	Section 4.21(g)
Review Period	Section 3.2(c)(ii)
Safety Notices	Section 4.21(h)
Shortfall Payment	Section 3.2(d)(i)
Third-Party Claim	Section 9.5
TYK2 Product Divestment	Section 3.3(b)

Article II

THE ACQUISITION

Section 2.1          Purchase and Sale of Stock. At the Closing (as defined in Section 2.2 below) and subject to and upon the terms and conditions of this Agreement, Purchaser shall purchase from Seller and Seller shall sell, convey, transfer, assign and deliver to Purchaser, free and clear of all Liens, encumbrances or other defects of title, good and valid title to all of the issued and outstanding Shares.

Section 2.2          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m. (Pacific Time) and shall be conducted remotely via the electronic exchange of documents and signatures as soon as reasonably practicable, but no later than three (3) Business Days following/on this date of this Agreement subject to the satisfaction or waiver of all conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to their satisfaction at the Closing), or at such other time, date and place as the Parties may mutually agree in writing (such date hereinafter, the “Closing Date”).

Article III

ACQUISITION CONSIDERATION; EXCHANGE OF COMPANY CERTIFICATE(S)

Section 3.1          Initial Consideration. At the Closing, Purchaser shall deposit by wire transfer of immediately available funds, (a) the Estimated Initial Consideration to a bank account designated in writing by Seller no later than one (1) Business Day prior to the Closing, and (b) the Loan Payoff Amount to a bank account set forth in the Payoff Letter delivered by Haisco Pharmaceutical Co., Ltd.

Section 3.2          Post-Closing Adjustment of Initial Consideration.

(a)         Pre-Closing Estimate. At least two (2) Business Days prior to the Closing Date, the Company and Seller shall deliver to Purchaser, the Company’s estimates, along with reasonable supporting detail thereof, of the Closing Debt (the “Estimated Closing Debt”), the Closing Cash (the “Estimated Closing Cash”) and Unpaid Company Transaction Expenses (the “Estimated Unpaid Company Transaction Expenses”), such estimates to be prepared in good faith and in accordance with the policies, conventions, methodologies and procedures used by the Company in preparing its most recent unaudited Company Financial Statements. Based on such estimates and prior to Closing, Seller shall in good faith calculate estimates of such amounts to be used for purposes of determining the Estimated Initial Consideration for purposes of Closing.

(b)         Calculation. As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, Purchaser shall cause the Company to deliver to Seller a schedule (the “Closing Date Schedule”), along with reasonable supporting detail thereof, setting forth the Company’s calculation of the Initial Consideration and setting forth in reasonable detail the Company’s calculations of Closing Debt, Closing Cash and Unpaid Company Transaction Expenses, such calculations to be prepared in good faith and in accordance with the policies, conventions, methodologies and procedures used by the Company in preparing its most recent unaudited Company Financial Statements.

(c)         Review; Disputes.

(i)            From and after the delivery of the Closing Date Schedule, Purchaser shall cause the Company to provide Seller and any accountants or advisors retained by Seller with reasonable access (including electronic deliveries) to the books and records of the Company during normal business hours for the purposes of: (A) enabling Seller and its accountants and advisors to calculate, and to review the Company’s calculation of, Closing Debt, Closing Cash and Unpaid Company Transaction Expenses; and (B) identifying any dispute related to the calculation of any of Closing Debt, Closing Cash and Unpaid Company Transaction Expenses in the Closing Date Schedule.

(ii)            If Seller disputes the calculation of any of Closing Debt, Closing Cash, or Unpaid Company Transaction Expenses set forth in the Closing Date Schedule, then Seller shall deliver a written notice (a “Dispute Notice”) to Purchaser at any time during the thirty (30) day period commencing upon receipt by Seller of the Closing Date Schedule (as prepared by the Company in accordance with the requirements of Section 3.2(b), the “Review Period”). The Dispute Notice shall set forth the basis and amount for each dispute of any such calculation in reasonable detail together with relating supporting documentation and calculations, as well as the alternative calculation with respect to each of the components of the Closing Date Schedule.

(iii)           If Seller does not deliver a Dispute Notice to the Company prior to the expiration of the Review Period, Purchaser’s calculation of Closing Debt, Closing Cash and Unpaid Company Transaction Expenses set forth in the Closing Date Schedule shall be deemed final and binding on Purchaser, the Company and Seller for all purposes of this Agreement.

(iv)           If Seller delivers a Dispute Notice to Purchaser prior to the expiration of the Review Period, then Seller and Purchaser shall negotiate in good faith to reach agreement on Closing Debt, Closing Cash and Unpaid Company Transaction Expenses. Notwithstanding anything in this Agreement to the contrary (including in Section 10.10), if Seller and Purchaser are unable to reach agreement on Closing Debt, Closing Cash, and Unpaid Company Transaction Expenses within thirty (30) days after the end of the Review Period either Party shall have the right to refer such dispute to Ernst & Young LLP, or if Ernst & Young LLP declines to serve, such other nationally or regionally recognized independent accounting firm that is mutually agreed upon in writing by Purchaser and Seller, (such firm, or any successor thereto, being referred to herein as the “Accounting Firm”) for resolution after such 30-day period, provided, that the Parties may mutually agree in writing to extend such period before the dispute is referred to the Accounting Firm. In connection with the resolution of any such dispute by the Accounting Firm: (A) each of Purchaser and Seller shall have a reasonable opportunity to meet with the Accounting Firm; (B) the Accounting Firm shall determine Closing Debt, Closing Cash and Unpaid Company Transaction Expenses in accordance with the terms of this Agreement (and, for the avoidance of doubt, such determination shall be made strictly in accordance with the policies, conventions, methodologies and procedures used by the Company in preparing its most recent unaudited Company Financial Statements) within thirty (30) days of such referral and upon reaching such determination shall deliver a copy of its calculations (the “Determination”) to Seller and Purchaser; and (C) the Determination made by the Accounting Firm of Closing Debt, Closing Cash and Unpaid Company Transaction Expenses shall be final and binding on Purchaser, the Company and Seller, absent manifest error. In calculating Closing Debt, Closing Cash and Unpaid Company Transaction Expenses, (x) the Accounting Firm shall be limited to addressing any particular disputes referred to in the Dispute Notice and (y) each such amount shall be no greater than the higher corresponding amount calculated by Seller or Purchaser and no lower than the lower corresponding amount calculated by Seller or Purchaser. The Determination shall reflect in detail the differences, if any, between Closing Debt, Closing Cash and Unpaid Company Transaction Expenses reflected therein and Closing Debt, Closing Cash and Unpaid Company Transaction Expenses set forth in the Closing Date Schedule. The fees and expenses of the Accounting Firm shall be borne by Purchaser and Seller in proportion to how close each Party’s position was to the Determination of the Accounting Firm.

(d)          Payment Upon Final Determination of Adjustments.

(i)              If the Estimated Initial Consideration is more than the Initial Consideration, as finally determined in accordance with Section 3.2(c) (the amount of such deficit, the “Shortfall Payment”), then Purchaser shall be paid the amount of such discrepancy by wire transfer of immediately available funds not later than three (3) Business Days after such Determination from Seller.

(ii)            If the Initial Consideration, as finally determined in accordance with Section 3.2(c), is more than the Estimated Initial Consideration (the amount of such excess, the “Excess Payment”), then Purchaser shall, or shall cause the Company to, promptly, and not later than three (3) Business Days after such Determination, cause to be paid the amount of such discrepancy by wire transfer of immediately available funds to Seller.

Section 3.3          Contingent Consideration.

(a)         Purchaser’s obligations with respect to Milestone Payments are set forth in Exhibit E, which is incorporated by reference herein as if set forth herein.

(b)         Non-Assignment of Rights to Contingent Consideration. Seller may not assign, delegate or otherwise transfer any of its rights to the Contingent Consideration without the prior written consent of Purchaser or by operation of Law or by Laws of descent or distribution. Any attempted or purported transfer in violation of this sentence will be null and void. Purchaser may assign, delegate, sell, license or otherwise transfer, without the prior written consent of Seller, its right, title and interest in the assets or any line of business or group of assets that include, all or any part of, the TYK2 Products, TYK2 Compounds, and the Intellectual Property rights therein (each a “TYK2 Product Divestment”) provided that (i) (A) if the TYK2 Product Divestment is an assignment, delegation, sale or transfer of all the Purchaser’s rights, title and interests in the TYK2 Products, TYK2 Compounds, and the Intellectual Property rights therein to a third party (the “Buying Party”) and (B) if such Buying Party expressly assumes in writing the obligations of Purchaser under this Section 3.3, including the obligations of Purchaser set forth in Exhibit E, then Purchaser and its Affiliates shall only remain responsible for the obligations of Purchaser under Section 2 of Exhibit E following such assignment, delegation, sale or transfer to the Buying Party and shall not otherwise be subject to the obligations of Purchaser set forth in this Section 3.3 or Exhibit E; and (ii) if the TYK2 Product Divestment is a license, assignment, delegation, sale or transfer of Purchaser’s interests in the TYK2 Products, TYK2 Compounds, and the Intellectual Property rights therein, other than a TYK2 Product Divestment described in clause (i) of this Section 3.3(b), then the Purchaser shall remain responsible for the obligations of Purchaser under Section 3.3, including the obligations of Purchaser set forth in Exhibit E; provided for purposes of clarity, this Section 3.3(b)(ii) shall not expand Purchaser’s obligation to develop the TYK2 Products beyond the obligations of Purchaser set forth in Section 2 of Exhibit E. The Company hereby acknowledges and agrees, and by their adoption of this Agreement and acceptance of consideration under this Agreement, Seller acknowledges and agrees, that: (i) the Contingent Consideration does not represent any ownership or equity participation interest in the Company or Purchaser and does not entitle Seller to voting rights or other rights common to equity holders of Company or Purchaser, other than as expressly set forth herein, (ii) the Contingent Consideration is solely represented by this Agreement and is not represented by any certificate, instrument or other delivery, (iii) the Contingent Consideration is solely a contractual right and is not a security for purposes of any securities Laws, and confers upon Seller only the rights of a general unsecured creditor under applicable Law, (iv) the Contingent Consideration bears no interest and (v) the Contingent Consideration is not redeemable.

Section 3.4          Tax Consequences. The sale of the Shares shall constitute a taxable transaction for U.S. federal income Tax purposes. The parties hereto intend for the Milestone Payments to qualify for installment sale reporting under Section 453 of the Code and to be treated as an adjustment to the Consideration for U.S. federal income Tax purposes, and shall treat the Milestone Payments consistent with the foregoing unless otherwise required by applicable Law. Other than as expressly contemplated in the foregoing sentence, Purchaser makes no representations or warranties to the Company or to Seller regarding the Tax treatment of the sale of the Shares, or any of the Tax consequences to the Company or Seller of this Agreement, the sale of the Shares or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and Seller are relying solely on their own Tax advisors in connection with this Agreement, the sale of the Shares and the other transactions and agreements contemplated hereby.

Section 3.5          Exchange of Company Certificate(s).

(a)         Company Certificate(s) and Stock Powers. Prior to the Closing Date, Purchaser shall deliver to Seller (A) a stock power in the form attached as Exhibit A (a “Stock Power”), and
(B) instructions for effecting the surrender or cancellation of each certificate or certificates which immediately prior to the Closing represent Shares (the “Company Certificate(s)”) in exchange for the amount to be paid to Seller pursuant to Section 3.1 in respect of such Company Certificate(s).

(b)         No Liability. Notwithstanding anything to the contrary in this Section 3.5, neither the Company nor Purchaser shall be liable to Seller for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Law.

(c)         Withholding. Purchaser and the Company, and all of their respective Affiliates, successors, and assigns, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as Purchaser and the Company, and any of their respective Affiliates, successors, and assigns, as applicable, are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Purchaser, the Company or any of their Affiliates, successors, and assigns, as applicable, and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of whom such deduction and withholding was made by Purchaser or the Company or any such Affiliate, successor or assign. Promptly upon becoming aware that any such withholding is required to be made from any payment payable to the Seller pursuant to this Agreement, Purchaser shall notify Seller about such requirement, but in no event later than ten (10) days prior to making such payment, and the parties shall work together in good faith to mitigate or eliminate any such withholding obligation.

Section 3.6          Escrow Account. Prior to or simultaneously with the Closing, Purchaser and Seller will enter into an escrow agreement with a nationally chartered United States bank with assets of not less than five billion dollars ($5 Billion) (the “Escrow Agent”), substantially in the form of Exhibit B (the “Escrow Agreement”). Pursuant to the terms of the Escrow Agreement, at the Closing, Purchaser will deposit the Escrow Cash into the escrow account, which account is to be managed by the Escrow Agent (the “Escrow Account”). Distributions of any Escrow Cash from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement. Purchaser and Seller shall issue joint written instructions to the Escrow Agent authorizing and directing the Escrow Agent to make distributions of Escrow Cash subject to and in accordance with Article IX.

Section 3.7          No Further Ownership Rights in Shares. At and after the Closing, Seller shall cease to have any rights as a stockholder of the Company.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement by the Company to Purchaser, the Company shall deliver to Purchaser a confidential disclosure schedule (the “Company Disclosure Schedule”). Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, each of Seller and the Company hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 4.1          Corporate Status. The Company (a) is duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to carry on its Business and (c) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its Business requires it to be so qualified, licensed or authorized, other than as would not be material. True and complete copies of (a) the Organizational Documents of the Company, each as amended and in effect as of the date of this Agreement, (b) the stock records of the Company and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the Company Board of Directors and all committees thereof have been made available to Purchaser. There has not been any violation of any of the provisions of the Organizational Documents of the Company and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the stockholders of the Company, the Company Board of Directors or any committees thereof.

Section 4.2          Authority and Enforceability.

(a)        The Company has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly authorized by the board of directors of the Company (the “Company Board of Directors”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other Parties to this Agreement) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by or subject to (a) bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (b) the effect of rules of Law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (the “Enforceability Exceptions”).

(b)        At a meeting duly called and held, the Company Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders and (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby (the “Seller Board Approval”).

Section 4.3          No Conflict; Government Authorizations.

(a)         The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the Ancillary Documents to which the Company is or will be a party, and the consummation by the Company of the transactions contemplated by this Agreement or the Ancillary Documents to which the Company is or will be a party, does not and will not (i) conflict with, or result in any violation of the Company’s Organizational Documents; (ii) subject to the matters described in Section 4.3(b), conflict with or result in a violation of any Permit or Law applicable to the Company or its assets in any material respect; or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Encumbrance (not including Permitted Encumbrances) upon any of the rights or assets of the Company pursuant to any Material Contract of the Company.

(b)         No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby.

Section 4.4          Capitalization.

(a)         As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000 shares of Company Common Stock, of which 100,000 shares are issued and outstanding. All issued and outstanding shares of Company Capital Stock have been duly authorized, validly issued, fully paid, and are nonassessable and free and clear of any and all Encumbrances and free and clear of any covenant, condition, restriction, voting trust arrangement or adverse claim of any kind and have been issued in compliance with all applicable federal and state securities Laws. There are no outstanding options, convertible notes or other rights to acquire Company Capital Stock. No shares of the Company Capital Stock (1) are subject to preemptive rights or rights of first refusal or (2) were issued in violation of any preemptive, subscription or other similar rights under any provision of applicable Law, the Company’s Organizational Documents or any Contract of the Company.

(b)         Seller owns all of the outstanding Shares.

(c)         The Company does not own, directly or indirectly, any equity or other similar interest, or any right (contingent or otherwise) to acquire any such interest, in any other Person or in any joint venture.

(d)         There are no securities, options, convertible notes, restricted stock, stock appreciation rights, restricted stock units, phantom stock, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities or securities convertible into, or linked to or exchangeable for equity interests or voting securities of the Company or any of its Subsidiaries or obligating the Company to issue, grant, extend or enter into any such security, option, convertible note, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in the Company’s Organizational Documents there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. There are no bonds, debentures, notes or other Debt of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company’s voting securities or interests may vote. Seller is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act.

Section 4.5          Financial Statements; Undisclosed Liabilities.

(a)         The Company has made available to Purchaser copies of the financial statements of the Company along with FronThera Pharmaceuticals, its wholly owned Subsidiary, (including the balance sheet, the related statements of operations and, with respect to FronThera Pharmaceuticals, a statement of cash flows) as of and for the years ended December 31, 2020 (unaudited), December 31, 2019 (unaudited) and December 31, 2018 (unaudited) (collectively, the “Company Financial Statements”). The Company Financial Statements (including in each case, the notes thereto, if any) present fairly, in all material respects, the combined financial position and results of operations and cash flows of the Company along with FronThera Pharmaceuticals as of the dates thereof and for the periods covered thereby. The Company Financial Statements have been prepared from books and records maintained by the Company and FronThera Pharmaceuticals.

(b)         The books of account and other financial records of the Company along with FronThera Pharmaceuticals have been kept accurately in the ordinary course of business consistent with applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company and FronThera Pharmaceuticals have been properly recorded therein in all material respects. The Company and FronThera Pharmaceuticals have established and maintain a system of internal accounting controls reasonable for a company of their size and stage of development. Since December 31, 2020, there have been no changes in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad Debts, contingent liabilities or otherwise).

(c)         Neither the Company nor FronThera Pharmaceuticals have any Liabilities other than (i) those set forth on their respective balance sheets as of December 31, 2020 (unaudited) (the “Base Balance Sheets”), (ii) incurred in the ordinary course of business consistent with past practice since the Base Balance Sheets that are not material in amount or significance, either individually or in the aggregate, and do not result from a breach of Contract, breach of warranty, violation of Law, infringement, misappropriation, or other tort, (iii) Closing Debt or Unpaid Company Transaction Expenses, or (iv) as would not reasonably be expected to be material to the Company or FronThera Pharmaceuticals.

Section 4.6          Absence of Certain Changes. Since December 31, 2020 until the date of this Agreement, there has not been, occurred or arisen: any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, any Material Adverse Effect.

Section 4.7          Taxes.

(a)         (i) The Company has timely filed with the appropriate Governmental Authority all income and other material Tax Returns required to be filed by it (taking into account all applicable valid extensions); (ii) all income and other material Tax Returns that the Company has filed (whether required or otherwise) are complete and accurate in all material respects, (iii) all accounting books and financial statements as well as any other record or register provided for by the applicable Tax Laws have been and are duly prepared, kept and updated and include all relevant records and annotations in compliance in all material respects with the applicable Tax Laws; and (iv) all Taxes payable by the Company (whether or not shown as payable on any Company Tax Returns) have been paid, and there are no Encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than Permitted Encumbrances. The Company has made available to Purchaser accurate and complete copies of all income, franchise, sales, use, VAT and other material Tax Returns filed by, on behalf of, or with respect to, the Company and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company, in each case, for which the applicable statute of limitations has not yet expired.

(b)         The unpaid Taxes of the Company have been properly accrued on the Company Financial Statements in accordance with GAAP. The Company has not incurred any liability for Taxes since the Company Financial Statements outside of the ordinary course of business, except in connection with the transactions contemplated by this Agreement.

(c)         The Company has withheld or collected all material Taxes required to have been withheld or collected in connection with any amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party and timely paid over any such Taxes and other amounts to the appropriate Governmental Authority in accordance with applicable Law.

(d)         There are no Tax Proceedings in progress or pending, or, to the Company’s Knowledge, any threatened or contemplated Tax Proceedings by any Governmental Authority and there are no matters relating to Taxes under discussion between any Governmental Authority and the Company.

(e)         The Company has never received from any Governmental Authority any written: (i) notice indicating an intent to open an audit or other review with respect to any Tax of the Company or any Company Tax Return; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment, which is still outstanding. The Company has not agreed to any waiver or extension of the statutory period of limitations with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect nor has any request been made in writing for any such waiver or extension. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction.

(f)          The Company is not party to, is not bound by, and has no obligation under, any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement, except for customary gross-up or indemnification provisions in credit agreements, derivatives, leases or other commercial agreements entered into in the ordinary course of business not primarily related to Tax.

(g)         The Company does not have any Liability for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), (ii) as a transferee or successor, or (iii) by Contract (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases or other commercial agreements entered into in the ordinary course of business not primarily relating to Tax). The Company has not been a member of any group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis (other than a group the common parent of which is the Company).

(h)         The Company has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i)          The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j)          The Company (and Purchaser or its Affiliates as a result of its acquisition of the Company) will not be required to include any income or gain in or exclude any deduction or loss from taxable income for any Tax period or portion thereof beginning after the Closing Date as a result of (A) any adjustment under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Tax law) by reason of a change in a method of accounting, or use of an improper method of accounting, or otherwise (including as a result of the transactions contemplated by this Agreement) for a taxable period that ends on or prior to the Closing Date, (B) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) entered into on or prior to the Closing Date, (C) any intercompany transaction (including any intercompany transaction subject to Section 367 or 482 of the Code) or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to a transaction occurring before the Closing, (D) any installment sale or open transaction disposition made on or prior to the Closing Date, or (E) any deferred revenue or prepaid amount received outside the ordinary course of business on or prior to the Closing Date. The Company has not made an election under Section 965(h) prior to the Closing. The Company uses the accrual method of accounting for income Tax purposes.

(k)         The Company has not been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(l)          Each Company Benefit Plan and other Contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No compensation has been or would reasonably be expected to be includable in the gross income of any Service Provider of the Company or any of its Subsidiaries as a result of the operation of Section 409A of the Code. No compensation has been or would reasonably be expected to be includable in the gross income of any Service Provider of the Company or any of its Subsidiaries as a result of the operation of Section 409A of the Code. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law) that is subject to deduction limitations or excise taxes as a result of the operation of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law).

(m)        The Company is and always has been a domestic corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes. The Company has never had any direct or indirect ownership interest in any trust, corporation, partnership, limited liability company, joint venture or other business entity for U.S. federal income Tax purposes, other than FronThera U.S. Pharmaceutical LLC. The Company is not, and has never been, a party to any joint venture, partnership or other arrangement or Contract that would be treated as a partnership for Tax purposes.

(n)         Section 4.7(n) of the Company Disclosure Schedule sets forth all Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements (“Tax Incentives”) applicable to the Company. The Company has made available to Purchaser all documentation relating to such Tax Incentives. The Company is in material compliance with the requirements for any such Tax Incentive and none of the Tax Incentives will be jeopardized or altered by, or could be subject to clawback or recapture, as a result of the transactions contemplated by this Agreement.

(o)         The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could reasonably result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. Law). The Company has not (i) consummated or participated in any transaction which was or is a “tax shelter” transaction, as defined in Section 6662 or Section 6111 of the Code or the Treasury Regulations promulgated thereunder, (ii) participated in any “reportable transaction” as defined in Section 6707A(c) of the Code or the Treasury Regulations promulgated thereunder, (iii) engaged in any transaction that would require the filing of an IRS Schedule UTP, or (iv) participated or engaged in any other transaction that is subject to disclosure requirements pursuant to a corresponding or similar provision of state, local or non-U.S. Tax Law.

(p)         The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax authorities for which receipts have been provided or are customarily provided. The Company does not have, and has never had, a permanent establishment (as defined in any applicable Tax treaty or convention), an office or fixed place of business, or otherwise is or has been subject to Tax, in any country other than the country in which it is organized.

(q)          No written Tax ruling, clearance or consent has been issued to the Company, and the Company has not applied for any Tax ruling, clearance or consent.

(r)           The Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. All transactions and agreements entered into between the Company and any related parties have been made on arm’s length terms for purposes of all applicable transfer pricing laws, including the Treasury Regulations promulgated under Section 482 of the Code.

(s)          None of the Shares were issued in connection with the performance of services and subject to vesting for which no valid and timely election was filed pursuant to Section 83(b) of the Code. The Company has delivered to Purchaser correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service center with respect to any shares of Company Capital Stock or other property that was initially subject to a vesting arrangement issued by the Company to any of its employees, non-employee directors, consultants or other service providers.

(t)           The Company has collected, remitted and reported to the appropriate taxing authority all sales, use, value added, excise and similar Taxes required to be so collected, remitted or reported pursuant to all applicable Tax laws. The Company has complied in all material respects with all applicable Laws relating to record retention (including to the extent necessary to claim any exemption from Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

(u)          The Company has (i) not deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act, and (iii) not sought, and do not intend to seek, a covered loan under Section 7(a)(36) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

Section 4.8           Legal Proceedings; Governmental Orders. As of the date of this Agreement, there are and, since January 1, 2018, there have been no Actions pending by or against or, to the Knowledge of the Company, threatened against, the Company or any executive officer or director of the Company in his or her capacity as such, and the Company is not, and since January 1, 2018, has not been, subject to any Governmental Order that restricts the activities of the Business. There is no Action pending by the Company or which the Company intends to initiate against any other Person.

Section 4.9           Compliance with Laws; Permits; Filings.

(a)          The Company is, and since January 1, 2018, has been in compliance in all material respects with, and conducts its Business and research and development activities, including clinical studies, in compliance in all material respects with, all applicable Laws. Since January 1, 2018, the Company has not received any notice from any Governmental Authority to the effect that the Company is not in compliance with any applicable Law in any material respect.

(b)          The Company holds, and is operating in compliance in all material respects with, all Permits that are necessary for the conduct of its Business as presently conducted by the Company. Section 4.9(b) of the Company Disclosure Schedule sets forth a true and complete list of each such Permit in effect as of the date of this Agreement. All such Permits are, and since January 1, 2018, have been, valid, and in full force and effect, the Company is not and, since January 1, 2018, has not been in violation or default of any Permit held by it and the Company has not received any notification from any Governmental Authority that it intends to or is threatening to revoke, suspend, modify or limit any Permit. The Company has fulfilled and performed all of its obligations with respect to the Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Permit.

Section 4.10         Environmental Matters.

(a)          The Company complies, and since January 1, 2018, has complied, in all material respects with all applicable Environmental Laws.

(b)          There is not now and has not been since January 1, 2018, any Hazardous Materials used, generated, treated, stored, transported, disposed of, or released by the Company from any real property leased or owned by the Company and used in the Business except in material compliance with all applicable Environmental Laws.

(c)          The Company has not received any written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Materials or alleged violation of, or non-compliance with, any Environmental Law.

(d)          There are no material Liabilities of the Company arising under or relating to any Environmental Law or any Hazardous Materials and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such Liability.

(e)          There has been no environmental investigation, study, audit, test, review or other analysis conducted to the Company’s Knowledge in relation to the Business of the Company or any property or facility now or previously owned or leased by the Company that has not been delivered to Purchaser.

(f)           For purposes of this Section 4.10, the term “Company” shall include any entity that is, in whole or in part, a predecessor of the Company.

Section 4.11         Employee Matters and Benefit Plans.

(a)          Section 4.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each Company Benefit Plan in effect as of the date of this Agreement. Each Company Benefit Plan complies in form and in operation, and has been administered in accordance with, its terms and the applicable requirements of ERISA, the Code and other applicable Law, in all material respects. Other than routine claims for benefits, there is no action, suit, complaint, charge, litigation, audit, investigation or proceeding, whether administrative, civil or criminal, in Law or in equity, or before any Governmental Authority or arbitrator (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened in writing with respect to a Company Benefit Plan or any fiduciary or service provider thereof and, to the Knowledge of the Company, there is no fact or circumstance that would give rise to any such Proceeding.

(b)            With respect to each Company Benefit Plan, the Company has provided to Purchaser true and complete copies, as applicable, of: (i)  each such Company Benefit Plan, including all amendments thereto, the most recent summary plan description and summary of material modifications, and any other notice or description provided to employees (as well as any modifications or amendments thereto), (ii)  the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and each currently pending request for such a letter with respect to any Company Benefit Plan that is intended to be qualified under Section  401(a)  of the Code, (iii)  if such Company Benefit Plan is intended to be qualified under Section  401(a)  of the Code, all discrimination tests, if any, required under the Code for such Company Benefit Plan for the three most recent plan years, (iv)  the most recent annual report (Form  5500 series) filed with the Internal Revenue Service, (v)  any related trust or funding agreements or other material Contracts, and (vi)  all filings, records, notices and correspondence to and from Governmental Authority.

(c)            Each Company Benefit Plan that is intended to qualify under Section  401(a)  of the Code is so qualified and either (i)  has received a current favorable determination letter from the Internal Revenue Service as to its qualified status or (ii)  may rely upon a current prototype opinion letter from the Internal Revenue Service. No fact or event has occurred that could reasonably be expected to adversely affect or cause the loss of such qualified status. Each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section  501(a)  of the Code is so exempt, and no fact or event has occurred that could reasonably be expected to adversely affect the exempt status of any such trust.

(d)            No Company Benefit Plan is, and none of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates has ever sponsored, maintained, participated in, contributed to, or had any Liability or obligation (contingent or otherwise) with respect to any (i)  Multiemployer Plan (as such term is defined in Section  3(37) of ERISA), (ii)  other pension plan subject to Title IV or Part  3 of Title I of ERISA or Section  412 of the Code, (iii)  “multiple employer plan” (within the meaning of Section  413(c)  of the Code), or (iv)  multiple employer welfare arrangement (within the meaning of Section  3(40) of ERISA). No Company Benefit Plan provides, and none of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates has any obligation or Liability to provide any of the following retiree or post-employment benefits to any Person: medical, accident, disability, life insurance, death or welfare benefits, except as required by the applicable requirements of Section  4980B of the Code or any similar state Law. The obligations of all Company Benefit Plans that provide health, welfare or similar insurance to any employees are fully insured by bona fide third-party insurers.

(e)            With respect to each Company Benefit Plan: (i)  no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Benefit Plan have occurred, (ii)  no liens, claims, charges, pledges, security interests, Encumbrances or other restrictions and limitations of any kind (collectively, “Liens”) have been imposed under the Code, ERISA or any other applicable Law, and (iii)  there has been no non-exempt prohibited transaction (within the meaning of Section  406 of ERISA or Section  4975 of the Code).

(f)             Except as set forth on Section  4.11(f)  of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) could (i)  entitle any current or former Service Provider of the Company or any of its Subsidiaries to any payment; (ii)  increase the amount of compensation or benefits due to any such Service Provider or any such group of Service Providers; (iii)  limit the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust; or (iv)  accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit. There is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party which requires the Company or such Subsidiary to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section  409A of the Code or Section  280G of the Code.

(g)            All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Company Benefit Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any Service Providers, have been timely paid or made in full or, to the extent not yet due, properly accrued on the balance sheet in accordance with the terms of the Company Benefit Plan and all applicable Laws. No Company Benefit Plan, and none of the Company, any of its Subsidiaries or any Company Benefit Plan fiduciary with respect to any Company Benefit Plan, in any case, is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

(h)            Each of the Company, its Subsidiaries, and each of their respective ERISA Affiliates is, and since January  1, 2018 has been, in compliance in all material respects with the applicable requirements of (i)  Section  4980B of the Code and any similar state Law, (ii)  the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Laws (including the proposed regulations) thereunder and (iii)  the Patient Protection and Affordable Care Act of 2010, and all rules  and official guidance promulgated thereunder, and no circumstance exists or event has occurred, and no circumstance is expected to exist or event expected to occur, which reasonably could be expected to result in a material violation of, or material penalty or Liability under, any of the foregoing.

(i)             None of the Company or any of its Subsidiaries has sponsored, maintained, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States.

(j)             Each Company Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Benefit Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Benefit Plan. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan. Each asset held under each Company Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

 Section  4.12             Labor.

(a)            The Company has provided to the Purchaser a true and correct list, as of the date of this Agreement, containing the names of each current employee and independent contractor and stating for each: (i)  name and identification as either a full-time, part-time or temporary employee or independent contractor; (ii)  the annual dollar amount of all compensation (including wages, salary, consulting fees, commissions, and bonuses); (iii)  dates of hire or engagement; (iv)  title; (v)  the employing or contracting entity; (vi)  any eligibility to receive severance, notice of termination, retention payment, change of control payment, or other similar compensation; (vii)  visa status, if applicable; and (viii)  with respect to employees, a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended and any similar state law. The employment or engagement of each employee and independent contractor can be terminated at any time for any reason without notice or payment of severance, termination fee, or other compensation or consideration being owed to such individual other than amounts earned as of the date of termination or as required under applicable Law.

(b)            (i)  Neither the Company nor any of its Subsidiaries has ever experienced any strike, work stoppage, lockout, or other labor dispute, and to the Knowledge of the Company no such strike, work stoppage, lockout or other labor dispute is currently threatened; (ii)  neither the Company nor any of its Subsidiaries has experienced any grievance, claim of unfair labor practices, or other collective bargaining dispute; and (iii)  to the Knowledge of the Company, no union organizing activity has been made or threatened by or on behalf of any labor organization, works council, or trade association with respect to employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is or has at any time been bound by any collective bargaining or similar agreement, and, to the Knowledge of the Company, there are no organizational campaigns, petitions, or other unionization activities seeking to authorize representation of any employee.

(c)            Since January  1, 2018, neither the Company nor any of its Subsidiaries has taken any action implicating the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”).

(d)            There are no Proceedings against the Company or any of its Subsidiaries pending, or to the Company’s Knowledge, threatened in writing to be brought or filed, before any Governmental Authority in connection with the employment or engagement of any Service Provider or applicant for employment, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, with respect to payment of wages, salary or overtime pay or any other similar employment related matter arising under applicable employment Laws.

(e)            Each of Company and each of its Subsidiaries is, and since January  1, 2018 has been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, including, but not limited to, Laws related to workers’ compensation, terms and conditions of employment, worker classification, wages and hours, discrimination, immigration, collective bargaining, and the WARN Act. All current and former employees of the Company and its Subsidiaries have provided documentation evidencing their authorization under applicable immigration Laws to be employed by the Company and the Company has obtained and maintained valid Form  I9s for each such current and former employee in accordance with applicable Law. Except as would not reasonably be expected to result in material Liability, the Company and each of its Subsidiaries have properly classified their respective Service Providers as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes and have properly paid and reported all compensation paid to such Service Providers for all purposes.

(f)             To the Knowledge of the Company, since January  1, 2018, (i)  no allegations of discrimination, retaliation, sexual harassment, or similar misconduct have been made against (A)  any employee, officer, or director of the Company or its Subsidiaries or (B)  any Service Provider who supervises other employees of the Company, and (ii)  the Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by a Service Provider.

 Section  4.13             Intellectual Property.

(a)            Section  4.13(a)  of the Company Disclosure Schedule sets forth a true and complete list of all Company Intellectual Property that is both (i)  owned by the Company or exclusively licensed to the Company and (ii)  has been registered, issued, or otherwise granted by, or for which an application for registration, issue, or grant is pending with, a Governmental Authority. The foregoing list shall include the record owner, and, if different, the legal and beneficial owner, of each listed item and the jurisdiction in which such item has been registered or filed and, except for domain name registrations, the applicable application, registration or serial number.

(b)            (i)  To the Company’s Knowledge, the conduct of the Business of the Company as currently conducted, and as currently proposed by the Company to be conducted, does not infringe upon, misappropriate, violate or otherwise constitute the unauthorized use of, the Intellectual Property rights of any Person; and (ii)  no claim is pending or, to the Company’s Knowledge threatened in writing, against the Company alleging any of the foregoing, and to the Company’s Knowledge, there are no facts or circumstances that would reasonably be likely to provide a basis for any such claim; and (iii)  the Company owns or has valid rights to use any Intellectual Property used by the Company in the conduct of the Business of the Company as currently conducted and as currently proposed by the Company to be conducted. All Company Intellectual Property is either (x)  owned by, or subject to an obligation of assignment to, the Company, free and clear of all Encumbrances (other than Permitted Encumbrances) and other exceptions to title that restrict use by the Company of its Intellectual Property in any way or require the Company to make any payment as a condition to use any way of such Intellectual Property, or (y)  licensed to (or otherwise authorized for use by) the Company free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)            None of the Patents included in the Company Controlled Intellectual Property is the subject of any litigation, reissue, interference, inter partes review, post grant review, reexamination, or opposition proceeding, and to the Company’s Knowledge, there has been no threat that any such proceeding will hereafter be commenced. The Company’s Patents (excluding patent applications and other than registrations or applications that are not material to the Company’s Business and that the Company has, at least thirty (30) days prior to the date of this Agreement, decided to cancel, let expire, not maintain or permit to go abandoned in its reasonable business judgment) (i)  are, to the Company’s Knowledge, valid and enforceable, (ii)  have not been adjudged invalid or unenforceable in whole or in part, (iii)  are not undergoing cancellation, inter partes review, post grant review, re-examination, termination or withdrawal proceedings and (iv)  have been properly obtained in accordance with all applicable rules  and regulations governing the prosecution of applications for such Patent. To the Company’s Knowledge, there are no Patents of any third party that are dominating or interfering or potentially dominating or interfering, with the Patents included in the Company Controlled Intellectual Property or that could be reasonably asserted by a Person to exclude or prevent the Company from practicing the Patents included in the Company Controlled Intellectual Property to conduct the Business of the Company as currently conducted or currently proposed to be conducted by the Company.

(d)            All applications and registrations for Company Controlled Intellectual Property have been filed, prosecuted and maintained in good faith and in a commercially reasonable manner and, to the Company’s Knowledge, in compliance with applicable Law. All registered Company Controlled Intellectual Property (other than pending Patent applications and pending Trademark applications) is, to the Company’s Knowledge, valid and enforceable and in full force and effect as of the date hereof, and, to the Company’s Knowledge, other than registrations or applications that are not material to the Company’s Business and that the Company has, at least thirty (30) days prior to the date of this Agreement, decided to cancel, let expire, not maintain or permit to go abandoned in its reasonable business judgment, has not lapsed, been abandoned, been disclaimed, been canceled or been forfeited, in whole or in part, and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be likely to provide a basis for abandonment, invalidity, cancellation, forfeiture, or unenforceability of the registered Company Controlled Intellectual Property (except for expiration at the end of their statutory terms). No registered Company Controlled Intellectual Property has been or is subject to any cancellation, nullification, inter partes review, post grant review, interference, conflict, concurrent use or opposition proceeding, reissue, reexamination, invalidity, or other similar proceeding challenging the scope, validity, priority, duration, inventorship, ownership, registrability, effectiveness, use or right to use any of the registered Company Controlled Intellectual Property and to the Company’s Knowledge there has been no threat that any such proceeding will hereafter be commenced. Neither the Company nor any of its Representatives engaged in prosecuting the Company Intellectual Property has engaged in any fraud, or violation of 37 C.F.R. §1.56, with regard to the prosecution or procurement of the Company’s Patents.

(e)            Since January  1, 2018, there have not been any, nor are there any Actions pending, or, to the Company’s Knowledge, threatened in writing, against the Company (i)  challenging or seeking to deny or restrict the use by the Company of the Company Controlled Intellectual Property or (ii)  alleging that any services provided by, processes used by, or Company Products being developed by the Company in relation to its Business as currently conducted or as currently proposed by the Company to be conducted infringe or misappropriate any Intellectual Property right of any third party.

(f)             Except with respect to registrations or applications that are not material to the Company’s Business and that the Company has, at least thirty (30) days prior to the date of this Agreement, decided to cancel, let expire, not maintain or permit to go abandoned in its reasonable business judgment, all application fees, maintenance fees, annuity fees, renewal fees or other similar payments to any Governmental Authority for each jurisdiction in which each Patent, Patent application, Trademark, Trademark application, trade name, trade name registration, brand name, brand name registration, service mark, service mark registration, Copyright, Copyright application, domain name or domain name application, whether issued or pending, that is included within the Company Intellectual Property has issued or is pending have been timely paid and all necessary documents and certificates in connection therewith have been filed with the relevant Governmental Authority for the purpose of maintaining such registrations or applications.

(g)            To the Knowledge of the Company, (i)  no Person is engaging in any activity that infringes, dilutes, violates or misappropriates the Company Controlled Intellectual Property; (ii)  no such claims or assertions have been made against a Person by or on behalf of the Company or by or on behalf of the owner or licensor of any Intellectual Property exclusively licensed to the Company; and (iii)  there are no facts or circumstances that would reasonably be likely to provide a basis for any such claims or assertions.

(h)            The Company has used reasonable efforts, consistent with industry standards, to maintain, protect, and preserve the security, confidentiality, value and ownership of confidential Know-How and confidential information included in the Company Controlled Intellectual Property, including by requiring employees and consultants, and any other Person with access to such confidential Know-How and confidential information to execute a reasonably customary confidentiality agreement. To the Company’s Knowledge, no such current or former employees or consultants, and no other such Person is in violation in any material respect of any such confidentiality agreements. To the Knowledge of the Company, there has been no misappropriation of any trade secrets or other confidential information of the Company with respect to its Business.

(i)             The Company has not (i)  transferred ownership of, (ii)  granted any exclusive license of, exclusive right to use or option to exclusively license or use, or (iii)  authorized the retention of any exclusive rights to use, or (iv)  authorized joint ownership of any owned Company Intellectual Property.

(j)             All past and present employees, officers, consultants and independent contractors of the Company with access to the Company’s confidential information with respect to its Business are parties to written agreements under which each such Person is obligated to maintain the confidentiality of confidential information of the Company. All past and present employees, officers, consultants and independent contractors of the Company who are, or have been, involved in the creation or development of Company Intellectual Property have executed written agreements pursuant to which such Persons have assigned to the Company all their rights in and to all Intellectual Property arising out of or relating to such Person’s activities with respect to the Company’s Business. To the Company’s Knowledge, no such officers, employees, consultants and independent contractors of the Company are in violation of such agreements. All material Intellectual Property created by the Company’s founders or other Persons for or on behalf of or in contemplation of the Company (i)  prior to the inception of the Company or (ii)  prior to such Person’s commencement of employment with the Company has been irrevocably assigned to the Company. The Company is not utilizing (A)  any Intellectual Property authored, invented, created, conceived or developed by any employee or other Person that the Company intends to hire prior to such employee or Person’s employment by the Company, or (B)  in the Company’s Business, to the Knowledge of the Company, any confidential information of any other Persons to which such employees or Persons were exposed prior to their employment by the Company.

(k)            Section  4.13(k)  of the Company Disclosure Schedule sets forth a true and accurate list of all Contracts in effect as of the date of this Agreement relating to any right in, to or under any Company Intellectual Property (including all licenses, options, settlement agreements, coexistence agreements, consent agreements, assignments, security interests) that have been granted (i)  to the Company (other than Standard Business Agreements), or (ii)  by the Company to any other Person. The Company is in material compliance with the terms of all such agreements and other obligations and, with respect to sublicenses of Company Intellectual Property to the Company, to the Knowledge of the Company, the Company’s licensor is in compliance in all material respects with all agreements granting such Intellectual Property rights to such licensor. The Company has not entered into any Contract (i)  granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company Controlled Intellectual Property, or (ii)  granting any Person the right to control the prosecution of any of the Company Controlled Intellectual Property except as set forth in Section  4.13(k)  of the Company Disclosure Schedule. The Company has not assigned, transferred, conveyed, or granted any licenses (or options to any licenses) to Intellectual Property that would have been Company Controlled Intellectual Property, but for such assignment, transfer, conveyance, license or option grant. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) and the compliance with the provisions of this Agreement do not and will not (i)  result in the material breach of, or create on behalf of any third party the right to terminate or modify, (A)  any license, sublicense or other agreement relating to any Company Intellectual Property owned by the Company, or (B)  any license, sublicense or other agreement as to which the Company is a party and pursuant to which any third party is authorized by the Company to use any Company Controlled Intellectual Property, or (ii)  otherwise conflict with, alter, or impair, any of the rights of the Company in any Company Intellectual Property, or, to the Company’s Knowledge, the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any such Company Intellectual Property.

(l)             Except as set forth in Section  4.13(l)  of the Company Disclosure Schedule and except for non-negotiated, non-exclusive licenses to off-the-shelf generally commercially available software with annual license fees under $25,000 or any other Standard Business Agreements, there are no agreements, arrangements or understandings (including all licenses, options, settlement agreements, coexistence agreements, consent agreements, assignments, security interests), in each case, whether written or oral, pursuant to which the Company is obligated to make payments or provide other consideration (in any form, including royalties, profit-share revenue, milestones, sublicense revenue and other contingent payments) to third parties for use of any Intellectual Property. Except for non- negotiated, non-exclusive licenses to off-the-shelf generally commercially available software with annual license fees under $25,000 or any other Standard Business Agreements, Section  4.13(l)  of the Company Disclosure Schedule sets forth a list and description of any payments or other monetary consideration (in any form, including royalties, profit-share revenue, milestones, sublicense revenue and other contingent payments) required to be made by the Company to any third party for use of any Intellectual Property.

(m)           No Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, or right to royalties or other payments for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Company Intellectual Property owned or exclusively licensed to the Company. Without limiting the generality of the foregoing, no invention claimed or covered by any patent or patent application within the Company Controlled Intellectual Property (i)  was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii)  is a “subject invention” as that term is described in 35 U.S.C. Section  201(e)  or (iii)  is otherwise subject to the provisions of the Bayh-Dole Act or any similar Law of any other jurisdiction, including with respect to any patent or patent application that is part of the Company Controlled Intellectual Property. No funding, facilities, or employee or independent contractor of any educational or research institution were used, directly or indirectly, to develop or create in whole or in part, any of the Company Controlled Intellectual Property, and no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Company Controlled Intellectual Property. The Company Intellectual Property constitutes all of the Intellectual Property necessary to operate the Business.

(n)            None of the assets transferred pursuant to the Asset Transfer and Assumption Agreement (i)  is or was necessary or reasonably useful for the conduct of the Business as conducted prior to the Closing or as currently planned by the Company to be conducted, or (ii)  constitutes Company Intellectual Property that is otherwise applicable to or incorporated or embodied in any of the Company Products.

 Section  4.14             Material Contracts.

(a)            Section  4.14(a)  of the Company Disclosure Schedule lists each of the following Contracts (other than Company Benefit Plans and other than Contracts with respect to Leased Real Property) in effect as of the date of this Agreement to which the Company is a party, by which it is or any of its assets are bound, or by which any Affiliate of Company is bound with respect to any Company Product or any research or development relating thereto (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

 (i)            any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Debt or agreement providing for Debt;

 (ii)           any Contract containing a covenant not to compete restricting the ability of the Company to compete in any line of business or in geographic area or during any period of time;

 (iii)          any Contract which creates a partnership or joint venture or similar arrangement;

 (iv)          each Lease;

 (v)           any stockholders, investors rights or similar Contracts;

 (vi)          any collective bargaining or other similar labor or union Contracts;

 (vii)         any Contract providing for retention payments, change of control payments, accelerated vesting or any other payment or benefit to any Person that may or will become due as a result of any of the transactions contemplated by this Agreement;

 (viii)        any independent contractor agreement, consulting agreement or similar Contract with any current Service Provider that is not immediately terminable at will by the Company without notice, severance or other cost or liability;

 (ix)           any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property, other than Standard Business Agreements;

 (x)            any Contracts, other than Contracts made in connection with this Agreement and the Asset Transfer and Assumption Agreement, relating to (i)  the disposition of the Business or any assets of the Company (other than sales of inventory in the ordinary course of business), (ii)  the purchase or sale or transfer of any outstanding Company Capital Stock, (iii)  any merger, consolidation or business combination involving the Company, or (iv)  restructuring or sale of the Company, its assets or the Business;

 (xi)           any Contract that contains an option or grants any right of first refusal or right of first offer, right of first negotiation or similar right in favor of a party other than the Company or that limits or purports to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

 (xii)          any Contracts under which the Company has agreed to indemnify third parties (other than in the ordinary course of business) or which provide for earnouts or other contingent liabilities;

 (xiii)         any Contract under which (A)  any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or (B)  the Company has guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business consistent with past practice);

 (xiv)        any Contract with any Related Person other than confidentiality agreements, employment agreements or consulting agreements entered into in the ordinary course of business consistent with past practice;

 (xv)         any confidentiality agreements with parties other than employees other than agreements entered into with Service Providers in the ordinary course of business consistent with past practice;

 (xvi)        any agreements which purport to bind Affiliates of the Company to any material obligation;

 (xvii)       any Contract that results in any Person holding a power of attorney from the Company other than any such Contract entered into in the ordinary course of business;

 (xviii)      Contracts (pursuant to which the Company or any other party thereto has continuing obligations) involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any Company Product;

 (xix)         each joint development agreement, joint venture agreement, collaboration agreement or similar such Contract relating to Company Products or inventions of the Company included in the Company Intellectual Property;

 (xx)          each Contract pursuant to which a third party manages or provides services in connection with clinical trials relating to any Company Product;

 (xxi)         each Contract relating to Company Products (i)  in which the Company has granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any product or product candidate or (ii)  in which the Company has agreed to purchase a minimum quantity of goods relating to any product or product candidate or has agreed to purchase goods relating to any product or product candidate exclusively from a certain party;

 (xxii)        each Contract pursuant to which the Company obtains the Company Products or any components thereof and each Contract related to the manufacturing of the Company Products;

 (xxiii)       any Contract explicitly requiring payments by the Company in excess of $100,000 in the current fiscal year;

 (xxiv)       any Contract with a Governmental Authority;

 (xxv)        any Contract explicitly providing for receipts by the Company in excess of $50,000 in the current fiscal year;

 (xxvi)       all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Company, or income or revenues related to any product of Company;

 (xxvii)      any Contract: (1)  relating to the employment of, or the performance of services by, any employee, contractor, or consultant of the Company or its Subsidiaries, other than any at-will employment or services agreement providing no severance or other-post-termination benefits (other than continuation coverage required by law) or standard agreements pertaining to confidentiality and invention assignment on the Company’s standard forms therefor (which standard forms have been made available to Purchaser); or (2)  pursuant to which the Company or its Subsidiaries is or may become obligated to make any severance, termination or similar payment to any current or former employee, director of the Company, individual consultants, contractors; or (3)  pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $100,000 to any current or former employee, director, individual consultants, or contractors; and

 (xxviii)     all Contracts with Major Suppliers.

(b)            Neither the Company, nor to the Knowledge of the Company, any other party to any Company Material Contract, is in breach of or default under any Company Material Contract in a way that materially adversely affects the rights of the Company and, to the Knowledge of the Company, no event has occurred that (with or without notice or lapse of time) will, or would reasonably be expected to (i)  result in a violation, breach or penalty under any of the material provisions of any Company Material Contract, (ii)  give any Person the right to declare a default or exercise any remedy under any Company Material Contract, (iii)  give any Person the right to accelerate the maturity or performance of any such Company Material Contract, or (iv)  give any Person the right to cancel, terminate or modify any Company Material Contract. The Company has not received any written notice or claim of any breach or default from the counterparty to any Company Material Contract. Each Company Material Contract is in full force and effect and is valid, binding and enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. True and complete copies of each written Company Material Contract have been made available to Purchaser prior to the date of this Agreement.

Section  4.15            Real Property. The Company does not own any real property. Section  4.15 of the Company Disclosure Schedule sets forth a true and complete list of all of the real property that is leased by the Company (the “Leased Real Property”). The Company has a valid, binding and enforceable leasehold interest in each Leased Real Property as provided in the applicable lease (a “Lease”), free and clear of any Encumbrances other than Permitted Encumbrances. The Company (a)  is not in material violation of any Lease and (b)  has not been informed in writing that the lessor under any Lease has taken action or threatened to terminate the Lease before the expiration of the Lease, and, to the Knowledge of the Company, no other party to any Lease is in violation of such Lease. The Company has not assigned any Lease or subleased, sublicensed, or otherwise granted to any Person, the right to use or occupy any Leased Real Property.

 Section  4.16           Company Property.

(a)            The Company has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has valid leasehold interests in, all personal property and assets reflected on the latest balance sheet included in the Company Financial Statements or acquired after August  31, 2020, except for properties and assets sold since such date in the ordinary course of business consistent with past practice. None of such property or assets is subject to any Encumbrances (other than Permitted Encumbrances).

(b)            All tangible assets owned or leased by the Company have been maintained in all material respects in accordance with generally accepted industry practice and are in all material respects in good operating condition and repair, ordinary wear and tear excepted.

(c)            To the Company’s Knowledge, all of the inventory of the Company Products is in good condition and free of any material defect or deficiency, is not obsolete, is useable in the ordinary course of the Business as currently being conducted.

  This Section  4.16 does not relate to any real property or interests in real property, such items being the subject of Section  4.15, or to Intellectual Property, such items being the subject of Section  4.13.

 Section  4.17           Insurance. Section  4.17 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies relating to the assets, Business, operations, employees, officers or directors of the Company in effect as of the date of this Agreement. The Company has made available to Purchaser true and complete copies of all such policies. All such policies are in full force and effect, and all premiums with respect thereto covering all periods have been paid, and no written notice of pending cancellation or termination has been received with respect to any such policy. There are no pending claims under any such policies. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company.

 Section  4.18           Finder’s Fee. Except as detailed and set forth in Section  4.18 of the Company Disclosure Schedule (for each Person identified therein, an accurate and complete copy of whose engagement agreement has been provided to Purchaser and whose fees and expenses shall be treated as an Unpaid Company Transaction Expense hereunder), the Company has not incurred any Liability to any party for any brokerage, investment bankers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement.

 Section  4.19           Affiliate Transactions. No present or former director, officer, employee, record or beneficial owner of five percent (5%) or more of the Company Capital Stock, Affiliate or “associate”, or members of any of their “immediate family” (as such terms are respectively defined in Rule  12b-2 and Rule  16a-1 of the Exchange Act), of the Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of the Company (i)  is or was involved, directly or indirectly, in any business arrangement, transaction, Contract or other relationship (whether written or oral) with the Company or any assets or property thereof, (ii)  directly or indirectly owned or owns, or otherwise had or has any right, title, claim, interest in, to or under, any asset, property or right, tangible or intangible, that is used by the Company (iii)  is or was engaged, directly or indirectly, in the conduct of the Business of the Company, (iv)  has any claim or cause of action against the Company or (v)  owes any money to, or is owed any money by, the Company, other than for advances made to directors or officers of the Company in the ordinary course of business to meet reimbursable business expenses reasonably anticipated to be incurred by such individuals.

 Section  4.20           Privacy and Information Security.

(a)            The Company is and has been, except as would not reasonably be expected to be material to the Company, in compliance with (i)  all applicable Laws relating to the privacy of patient medical records and all other personal information and personal data, including with respect to the collection, storage, use, sharing, transfer, disposition, protection and processing thereof (including in connection with any pre-clinical trials conducted with respect to any Company Product), and (ii)  all privacy policies, information security policies and other privacy notices of the Company relating to the privacy of patient medical records and all other personal information and personal data. There have not been any (A)  proceedings or investigations initiated by any other Person against the Company (including any investigation by any Governmental Authority) or (B)  any claims, notices, audits or complaints asserted by any other Person (including any Governmental Authority) in writing, or to the Knowledge of the Company, orally, regarding any collection or use of any patient medical records or other personal information or personal data by or on behalf of the Company or any violation of applicable Laws relating to the privacy of patient medical records and all other personal information and personal data, and the Company has not received any written notices, correspondence or other communications from any Person alleging any of the foregoing. The Company has complied with all contractual and legal requirements of the Company pertaining to privacy and security with respect to the privacy of patient medical records and all other personal information and personal data, except as would not reasonably be expected to be material to the Company. All Personal Data that is or was used in any of the pre-clinical or clinical trials conducted with respect to the Company Products may be used by the Company immediately after the Closing in the same manner as used by the Company prior to the Closing. The Company is not a covered entity or business associate, as those terms are defined under HIPAA, nor is the Company subject to any business associate contract as described under HIPAA. The Company has not, to the Knowledge of the Company, except as would not reasonably be expected to be material to the Company, experienced any security breach or other security incident resulting in the unauthorized access to, or unauthorized use or disclosure of, Personal Data maintained by the Company, or unauthorized access to Company Systems.

(b)            The computer systems, including software, used by the Company in the conduct of the Business (collectively, the “Company Systems”) are sufficient in capacity and amount for the Business as currently conducted. Except as would not reasonably be expected to be material to the Company, the Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities. In the last eighteen (18) months, there have not been any failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused substantial disruption or interruption in or to the use of such Company Systems and/or the conduct of the Company’s business and to the Knowledge of the Company, there have been no material failures with respect to any of the Company Systems that have not been remedied or replaced in all material respects. Except as would not reasonably be expected to be material to the Company, the Company has taken reasonable actions to protect the security and integrity of the Company Systems within its possession or otherwise in its operational control and the sensitive or confidential data stored or contained therein or transmitted thereby including, without limitation, procedures designed to prevent unauthorized access and the introduction of a virus and the taking and storing on-site and off-site of back-up copies of critical data. Except as would not reasonably be expected to be material to the Company, there have been no unauthorized intrusions or breaches of the security of the Company Systems, including any such intrusions or breaches resulting in unauthorized access to, or destruction or acquisition of, any sensitive or confidential data or other information contained therein.

 Section  4.21             Regulatory Matters.

(a)            The Company is and, since its incorporation, has been in material compliance with all Health Care Laws applicable to the Company or Company Products, and the Company has not, since its incorporation, engaged in activities which are, as applicable, cause for civil penalties, or mandatory or permissive exclusion from any government healthcare program. The Company has not received any written notification, correspondence or any other written (or, to the Company’s Knowledge, oral) communication, including any such notification of any pending or threatened Action from any court, arbitrator, third-party or Governmental Authority, including, without limitation, the FDA, the Centers for Medicare  & Medicaid Services, the U.S. Department of Justice, or the U.S. Department of Health and Human Services Office of Inspector General, of potential or actual non-compliance by, or Liability of, the Company under any Health Care Laws, and to the Company’s Knowledge, no such Action is threatened, in writing. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to Liability of the Company under any Health Care Laws. The Company is not a party to and does not have any ongoing reporting obligations pursuant to or under any Governmental Order or corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Authority.

(b)            The Company owns all inventory of the Company Products. Section  4.21(b)  of the Company Disclosure Schedule sets forth a true and complete list of (i)  all quantities of inventory of the Company Products in excess of 100 mg, (ii)  where such inventory is located, and (iii)  the name of the Company Affiliate or other Person that possesses such inventory as of the date of this Agreement.

(c)            All Company Products are being, and at all times have been, developed, tested, labeled, manufactured, stored, imported, exported and distributed, as applicable, in compliance in all material respects with all applicable Laws, including, to the extent applicable, the Health Care Laws administered by the FDA, and all similar Laws of any other jurisdiction applicable to the Company or the Company Products, including, as applicable, those Laws relating to current good manufacturing practices, good laboratory practices and good clinical practices.

(d)            The clinical, pre-clinical and other studies and tests conducted by or on behalf of, at the direction of, or sponsored by the Company or in which the Company or the Company Products have participated were and, if still pending, are being conducted in all material respects in accordance with all applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312. Except as set forth in Section  4.21(d)  of the Disclosure Schedule, no investigational new drug application has been filed by or on behalf of the Company with the FDA or any applicable Governmental Authority in any other jurisdiction with respect to any Company Product. No investigational new drug application filed by or on behalf of the Company with the FDA or any applicable Governmental Authority has been placed on clinical hold by the FDA, and neither the FDA nor any other Governmental Authority has commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company. Except as set forth in Section  4.21(d)  of the Disclosure Schedule, all regulatory filings submitted in connection with any clinical study conducted by or on behalf of, at the direction of, or sponsored by the Company or in which the Company or the Company Products have participated (each, a “Clinical Study”) in any jurisdiction have been filed in the Company’s name. With respect to each Clinical Study, except as set forth in Section  4.21(d)  of the Disclosure Schedule, Haisco and any Person managing such Clinical Study have (i)  transferred to Company all documents, data, and other records relating to such Clinical Study and (ii)  transferred to Company all inventory of Company Product or any active ingredient incorporated into any Company Product held for use in connection with such Clinical Study.

(e)            Neither the Company nor any Affiliate of the Company has entered into any Contract with any third party to develop, promote or market any Company Product or that otherwise grants such third party any license to develop, manufacture, supply, distribute, market, commercialize, sell, offer, import or otherwise commercialize any Company Product.

(f)             None of the Company or any of its officers, employees or, to the Company’s Knowledge, agents, or Persons with an ownership interest of five percent (5%) or more of the Company, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in exclusion, suspension, debarment or ineligibility to participate in any government program under applicable Law, including, 21 U.S.C. Section  335a, and 42 U.S.C. 1320a-7. No Governmental Orders or Actions that would reasonably be expected to result in such a debarment, suspension, ineligibility, or exclusion of the Company are pending or, to the Company’s Knowledge, threatened, against the Company or any of its officers, employees, or agents or Person with an ownership interest of five percent (5%) or more of the Company.

(g)            The Company has not had any Company Product or manufacturing site (whether Company-owned or that of a Contract manufacturer for the Company Products) subject to a Governmental Authority (including FDA or other Governmental Authority) shutdown or import or export prohibition, nor received any warning letter or untitled letter, report of inspectional observations, including FDA Form  483s, establishment inspection reports, notices of violation, clinical holds, enforcement notices, recall notices or other documents from any Governmental Authority, or any domestic or foreign institutional review board, privacy board or ethics committee approving any clinical trial involving any Company Product (a “Review Board”) or similar body, alleging a lack of compliance by the Company with any applicable Laws, Permits, or requests or requirements of a Governmental Authority, and to the Knowledge of the Company, no Governmental Authority is considering such action.

(h)            Section  4.21(h)  of the Company Disclosure Schedule sets forth a list of (i)  all recalls, field notifications, field corrections, market withdrawals or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products (“Safety Notices”) since the date of the Company’s incorporation; and (ii)  the dates such Safety Notices, if any, were resolved or closed.

(i)             The Company has made available to Purchaser complete and accurate copies of (i)  all filings with the FDA, EMA or equivalent Governmental Authority relating to all Company Products, (ii)  all material correspondence with the FDA, EMA or equivalent Governmental Authority relating to all Company Products and (iii)  all material, data, information, results, analyses, publications, and reports relating to all Company Products, including all clinical trial protocols, trial statistical analysis plans and published trial results. The foregoing materials are true and correct in all material respects of the matters reflected therein.

(j)             The registration and regulatory files, dossiers and supporting materials of the Company with respect to the Company Products have been maintained in all material respects in accordance with all applicable Law. None of the filings, communications, documents and other information submitted by or on behalf of the Company to the FDA, EMA, an equivalent Governmental Authority or to any Review Board relating to any Company Product contained any untrue statement of a material fact or fraudulent statement or omitted to state any material fact necessary to make the statements therein not misleading Neither the Company nor any of its officers, employees, nor, to the Company’s Knowledge, agents has committed any other act, or made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September  10, 1991) or any similar policy.

 Section  4.22             Anticorruption Matters; Export Controls and Sanctions Matters.

(a)            Neither the Company, nor any of its officers, directors, employees, nor, to the Company’s Knowledge, agents or other Persons acting on its behalf has, directly or indirectly, (i)  taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.), or (ii)  offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for purposes of unlawfully (A)  influencing any act or decision of any Public Official in his or her official capacity, (B)  inducing such Public Official to do or omit to do any act in violation of his lawful duty, (C)  securing any improper advantage or (D)  inducing such Public Official to use his or her influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled veterinary or medical facilities), in order to assist the Company or any Person related to the Company, in obtaining or retaining business. None of the officers, directors or employees of the Company are themselves Public Officials. There have been no false or fictitious entries made in the books or records of the Company relating to any payment that the FCPA prohibits, and the Company has not established or maintained a secret or unrecorded fund for use in making any such payments. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to violation of any applicable anticorruption Law, including the FCPA, relating to the Company. The Company has ethics policies that address and prescribe compliance with applicable anticorruption Laws, including the FCPA.

(b)            Neither the Company, nor any of the Representatives of the Company acting on its behalf has, directly or indirectly, taken any action in violation of any applicable export control Law, trade or economic sanctions Law, or antiboycott Law, in the U.S. or any other jurisdiction, including: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §  1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part  730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature. Neither the Company, nor any of the Representatives of the Company acting on its behalf, is listed on the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons” or any other similar list. The Company has ethics policies that address and prescribe compliance program appropriate to ensure compliance with the Laws identified in this Section  4.22.

Section  4.23        Major Suppliers. Section  4.23 of the Company Disclosure Schedule lists the ten (10)  largest suppliers (measured by invoiced dollars) of the Business for the fiscal year ended December  31, 2020 (“Major Suppliers”) and the dollar amount of business conducted with each Major Supplier in such year. The Company is not engaged in any dispute with any Major Supplier, the Company is not in material breach of or in default of any agreement with any of the Major Suppliers, to the Company’s Knowledge, no Major Supplier intends to cancel or otherwise substantially modify its relationship with the Company or to decrease materially or limit its services, supplies or materials to the Company, and to the Company’s Knowledge, the consummation of the transactions contemplated hereby will not adversely affect the relationship of Purchaser or the Company with any Major Supplier.

 Section  4.24             Products Liability.

(a)            No claim has been made or threatened in writing to the Company in connection with the product liability of any Company Product and no Governmental Authority has commenced or threatened in writing to initiate any Action or requested the recall of any Company Product, or commenced or threatened in writing to initiate any Action to enjoin the production of any Company Product, and to the Company’s Knowledge, there is no basis for any such claim or Action, nor any reason to believe that any Governmental Authority is considering such Action.

(b)            The Company Products supplied by or on behalf of the Company have complied in all material respects with all Laws and with all government, trade association and other mandatory and voluntary requirements, specifications and other forms of guidance.

(c)            No customer of the Company has complained in writing to the Company of any quality, design, engineering or safety issue with respect to any Company Product that could materially and adversely impact the Business.

No Company Product developed, used, manufactured or sold by or on behalf of the Company prior to the Closing contained or will contain any material quality, design, engineering, manufacturing or safety defect.

 Section  4.25           No Additional Representations. Except as otherwise expressly set forth in this Article  IV or in the Exhibits attached to this Agreement, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties of the Company, its business or operations or otherwise in connection with this Agreement or the transactions contemplated hereby.

(b)            Without limiting the generality of the foregoing, neither the Company or the Seller has made any representations or warranties, express or implied, other than those set forth in this Agreement and in the Exhibits attached to this Agreement, in the materials relating to the business and affairs of the Company that have been made available to Purchaser, including diligence materials, or in any presentation of the business and affairs of the Company by the management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by the Company and its representatives, are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby.

Article  V
REPRESENTATIONS AND WARRANTIES of seller

 Seller represents and warrants to Purchaser as follows:

 Section  5.1             Power and Authority; Organization and Standing. Seller has full corporate power and authority to enter into and perform this Agreement and all documents and instruments executed by Seller in connection with this agreement, including all Ancillary Documents to which Seller is a party (all such documents and instruments, collectively, “Seller’s Ancillary Documents”). Seller is an exempted company duly incorporated with limited liability, validly existing and in good standing under the Laws of the Cayman Islands.

 Section  5.2            Execution and Delivery. This Agreement and Seller’s Ancillary Documents have been duly executed and delivered by Seller and constitute legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally or by general principles of equity.

 Section  5.3            Ownership. Seller is the record and beneficial owner of all of the Shares, free and clear of all Liens (other than those Liens arising solely pursuant to applicable federal and state securities laws). Seller does not own any equity securities of the Company other than the Shares.

  Section  5.4           Conflicts. Neither the execution and delivery of this Agreement and Seller’s Ancillary Documents by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby (i)  violates, is in conflict with, accelerates the performance required by, requires any notice or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under any Contract to which Seller is a party or by which Seller is bound, in any material respect
(ii)  violates any Law or any Order of any court or other Governmental Authority applicable to Seller in any material respect, (iii)  violates, is in conflict with or constitutes a breach of any of the terms, conditions or provisions of the Company’s or Seller’s Organizational Documents in any material respect, or (iv)  results in the creation of any Lien upon any property (including the Shares) of Seller under any Contract to which Seller is a party.

 Section  5.5            Brokers and Finders. Neither Seller nor any of its Affiliates has retained, engaged or entered into any Contract with any Person who is or will be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with (i)  the negotiation, execution or performance of this Agreement or (ii)  introducing the parties hereto to each other.

 Section  5.6            Proceedings. There is no Proceeding pending or, to Seller’s knowledge, threatened, against Seller or its officers or directors: (a)  with respect to or affecting Seller’s ability to perform its obligations hereunder, or (b)  that is reasonably likely to prohibit or restrict the performance of this Agreement and Seller’s Ancillary Documents by Seller.

Article  VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

 Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

 Section  6.1            Corporate Status. Purchaser (a)  is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (b)  has all requisite power and authority to carry on its business as it is now being conducted and (c)  is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except for those jurisdictions where the failure to be so qualified, licensed or authorized would not have a Material Adverse Effect on Purchaser or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

 Section  6.2            Authority. Purchaser has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder, and the consummation by Purchaser of the transactions contemplated by this Agreement, have been duly authorized by the Board of Directors (or equivalent governing body) of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder or the consummation by Purchaser of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the other Parties to this Agreement) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

 Section  6.3            No Conflict; Government Authorization.

(a)            The execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the Ancillary Documents to which Purchaser is or will be a party, and the consummation by Purchaser of the transactions contemplated by this Agreement and the Ancillary Documents to which Purchaser is or will be a party, does not and will not (i)  conflict with, or result in any violation of the Organizational Documents of Purchaser; (ii)  subject to the matters described in Section  6.3(b), conflict with or result in a violation of any material Permit or Law applicable to Purchaser, or any of its assets; or (iii)  result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Encumbrance (not including Permitted Encumbrances) upon any of the rights or assets of Purchaser pursuant to, any Contract to which Purchaser is a party or by which it is bound or affected.

(b)            No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which Purchaser is or will be a party or the consummation of the transactions contemplated hereby or thereby, other than any filings required under state securities Laws.

 Section  6.4            Legal Proceedings. There are no Actions pending by or against, or to the knowledge of Purchaser, threatened against, Purchaser, or any of the directors or officers of Purchaser in their capacity as directors or officers of Purchaser that would have a material adverse effect on the ability of Purchaser to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement. Purchaser is not subject to any Governmental Order that would prevent Purchaser from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement.

 Section  6.5            Finder’s Fee. Purchaser has not incurred any Liability to any party for any brokerage, investment bankers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement.

 Section  6.6           Cash Resources. Purchaser has sufficient cash resources to pay the Consideration provided for in this Agreement.

 Section  6.7           Independent Investigation; No Further Representations. Purchaser acknowledges (for itself and on behalf of its Affiliates and the Representatives of any of the foregoing) that it has conducted and completed its own investigation, analysis and evaluation of the Company, that it has made all such reviews and inspections of the financial condition, business, results of operations, properties and assets of the Company as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from the Company and has received responses it deems adequate and sufficient to all such requests for information, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on its own investigation, analysis and evaluation of the Company and the express terms of this Agreement, including the representations and warranties set forth in Article  IV. Without waiving, amending or limiting the express terms of this Agreement (including Article  IV), Purchaser acknowledges that neither the Company, the Sellers, nor any other Person makes, or has made, any representation or warranty, express or implied, relating to the Company or any of its businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby outside of this Agreement and the Exhibits attached to this Agreement and Purchaser represents that it is not relying on such representations or warranties in connection with entering into this Agreement or the transactions contemplated hereby.

Article  VII
ADDITIONAL AGREEMENTS

 Section  7.1            Further Action. Subject to the terms and conditions provided in this Agreement, each of the Parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

 Section  7.2              Tax Covenants.

(a)            Tax Returns. The Company shall prepare and timely file (or cause to be prepared and timely filed) any Tax Return required to be filed by the Company after the date hereof and on or before the Closing Date, and timely pay any Tax reflected thereon; provided, however, the Company will submit any such Tax Returns for income or other material Taxes to Purchaser for review and comment at least twenty (20) days prior to the due date for filing such Tax Return, and will consider in good faith any reasonable comments received in writing within ten (10)  days of the Company’s delivery of such Tax Return to Purchaser. Purchaser shall prepare (or cause to be prepared) in a manner consistent with the Company’s past practice, unless otherwise required by applicable Law, and file (or cause to be filed) all Tax Returns of the Company for all periods or portions thereof ending on or before the Closing Date that are required to be filed after the Closing Date (“Purchaser Prepared Returns”); provided, however, Seller shall be responsible for any Taxes attributable to any Pre-Closing Tax Periods in accordance with Article  IX. In the event that any Purchaser Prepared Return shows any material Pre-Closing Taxes that form the basis for a claim of indemnification against Seller pursuant to this Agreement, Purchaser shall deliver to Seller a draft of each such Tax Return at least twenty (20) days prior to the date such Tax Return is to be filed, and shall permit Seller to review and comment on such Tax Returns and shall incorporate any reasonable comments received in writing within ten (10)  days of Purchaser’s delivery of such Tax Return to Seller. The Parties agree that the value of the assets transferred pursuant to the Asset Transfer and Assumption Agreement is [***], and shall prepare all Tax Returns consistent with such agreement unless otherwise required by a “determination” within the meaning of Section  1313(a)  of the Code. All tax deductions arising from the consummation of the transactions contemplated by this Agreement (including any Unpaid Company Transaction Expenses) shall be reported in a Pre Closing Tax Period to the maximum extent allowable under applicable Law.

(b)            Cooperation on Tax Matters. Purchaser, the Company and Seller shall each cooperate fully, as and to the extent reasonably requested by each Party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Proceeding with respect to Taxes attributable to any Pre-Closing Tax Period. Such cooperation shall include the retention and (upon the relevant Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)            Transfer Taxes. All Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement shall be borne one-half by Seller and one-half by Purchaser, and the Party that is required by applicable Law to file any necessary Tax Returns and other documentation with respect to such Transfer Taxes shall file such Tax Returns in accordance with applicable Law. The Parties shall cooperate in timely filing such Tax Returns, including such Tax
Returns Seller is not permitted to file under applicable Law. Upon request, the filing Party shall provide evidence satisfactory to the non-filing Party that such Tax Returns have been duly and timely filed and the relevant Transfer Taxes duly and timely paid, and the non-filing Party shall promptly reimburse the filing Party for any Taxes so borne by the non-filing Party.

(d)            Tax Proceedings. If, subsequent to the Closing, Purchaser or the Company receives notice of a Tax Proceeding with respect to any Tax Return for a Pre-Closing Tax Period, then within fifteen (15) days or reasonable period after receipt of such notice, Purchaser shall notify Seller of the same and provide Seller with a copy of such notice. Purchaser shall have the right to control the conduct and resolution of such Tax Proceeding, provided, however, that Purchaser shall keep Seller reasonably informed of the progress of such Tax Proceeding and Seller shall have the right to participate (at Seller’s own expense) in such Tax Proceeding. Neither Purchaser, the Company nor any of their Affiliates shall settle, resolve, concede or otherwise compromise any issue, matter or item arising in such Tax Proceeding related to a Pre-Closing Tax Period that would give rise to an indemnity claim pursuant to this Agreement without obtaining Seller’s prior written consent thereto, which shall not be unreasonably withheld, conditioned or delayed. In the event of any conflict or overlap between the provisions of this Section  7.2(d)  and Article  IX, the provisions of this Section  7.2(d)  shall control.

(e)            FIRPTA Certificate. The Company shall deliver to Purchaser at the Closing a certificate executed by a duly authorized representative of the Company, dated as of the Closing Date, in accordance with Treasury Regulations Section  1.897-2(h)  for purposes of satisfying the requirements of Treasury Regulations Sections 1.1445-2(c)(3), to the effect that Company is not and has not been within the last five (5)  years a “United States real property holding corporation” within the meaning of Section  897 of the Code.

(f)            Unless otherwise required by applicable Law, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall not cause or permit the Company to, (i)  make a Tax election that has a retroactive effect on Taxes or Tax Returns of the Company for a Pre-Closing Tax Period, (ii)  amend or cause to be amended any material Tax Return of the Company for a Pre-Closing Tax Period, (iii)  initiate discussions or examinations with a Tax authority or make any voluntary disclosures with respect to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period, (iv)  extend or waive any statute of limitations with respect to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period, or (v)  make an election under Sections 336(e)  or 338 of the Code with respect to the transactions contemplated by this Agreement, in each case, unless the foregoing would not increase the Seller’s, or the Seller’s equityholders’, liability for Taxes pursuant to this Agreement or otherwise.

 Section  7.3            Payoff Letters and Invoices. The Company shall obtain and deliver to Purchaser no later than three (3)  Business Days prior to the Closing Date: (a)  payoff letters with respect to all Closing Debt for borrowed money (together with any accrued and unpaid interest thereon) and the amounts payable to the lender thereof to fully satisfy and discharge such Closing Debt in accordance with its terms (each, a “Payoff Letter”) and (b)  an invoice from each advisor or other service provider to the Company with respect to all Unpaid Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date (each, an “Invoice”). At the Closing, Purchaser shall pay on behalf of the Company each of the (i)  debtors pursuant to each such Payoff Letter the full amount set forth therein, and (ii)  advisors or other service providers to the Company pursuant to each such Invoice the full amount set forth therein, in each case to the extent that such amounts were included in the calculation of the Estimated Initial Consideration.

 Section  7.4            Termination of Employee Plans. Prior to the Closing, the Company shall terminate any Company Benefit Plan intended to be qualified under Section  401(a)  of the Code, such termination to be contingent upon the Closing and effective as of no later than the day immediately preceding the Closing Date, unless Purchaser provides written notice to the Company that any such Company Benefit Plan shall not be terminated. The Company shall provide Purchaser with evidence that all such Company Benefit Plans will be terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its ERISA Affiliates, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Purchaser (acting reasonably). The Company also shall take such other actions in furtherance of terminating any such Company Benefit Plan as Purchaser may reasonably require. In the event that termination of such a Company Benefit Plan triggers liquidation charges, surrender charges or other fees, then such charges and/or fees shall be included in Unpaid Company Transaction Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide Purchaser with an estimate thereof.

 Section  7.5            Covenant Not to Compete. For a period of [***] following the Closing, Seller will not, directly or indirectly, in any manner (whether on his own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere throughout the world (the “Applicable Area”), engage directly or indirectly in any business that is primarily focused on the discovery and development of small molecule compounds that bind to and directly modulate the target known as TYK2 (a “Competing Business”), or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), or consult with or render services for any Person that is engaged in a Competing Business in the Applicable Area; provided, however, nothing herein shall prohibit the Seller from (i)  being a passive owner of not more than two percent (2%) of the outstanding stock of any publicly traded corporation or (ii)  being a passive owner of not more than ten (10%) percent of the outstanding limited partnership interests or similar securities of any unaffiliated, third-party investment fund or investment vehicle, which shall not be deemed to be engaging solely by reason thereof in any of its portfolio companies’ business.

 Section  7.6            Release. Seller, for itself, and its predecessors, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges the Company, each of its subsidiaries, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown (collectively, the “Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section  7.6, “Released Claims” does not include, and the provisions of this Section  7.6 shall not release or otherwise diminish, the obligations or rights of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Documents, including but not limited to the right, following the Closing, of the Seller to receive the Initial Consideration or Contingent Consideration as provided hereunder.

 Section  7.7            Indemnification of Officers and Directors of the Company.

(a)            For a period of [***] following the Closing, Purchaser shall, and shall cause the Company to, indemnify and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing, an officer, director or employee of the Company (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (the “Company Indemnified Liabilities”) of or in connection with any claim, action, suit, proceeding or investigation by reason of the fact that such person is or was a director, officer or employee of the Company (a “Company Indemnified Proceeding”), whether pertaining to any matter existing or occurring at or prior to the Closing and whether asserted or claimed prior to, or at or after the Closing and all Company Indemnified Liabilities based on, or relating to this Agreement or the transactions contemplated hereby (to the extent that such losses, claims, damages, costs, expenses, liabilities or judgments or amounts arose from or are related to this Agreement or the transactions contemplated hereby), in each case to the fullest extent a corporation is permitted by law to indemnify its own directors, officers and employees. In the event any Company Indemnified Party is or becomes involved in any Company Indemnified Proceeding, Purchaser shall, or shall cause the Company to, pay expenses in advance of the final disposition of any such Company Indemnified Proceeding to each Company Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking contemplated by Section  145 of the Delaware Law. Without limiting the foregoing, in the event any such Company Indemnified Proceeding is brought against any Company Indemnified Party, (i)  the Company Indemnified Parties may retain counsel of their choosing, (ii)  Purchaser shall, or shall cause the Company to, pay all reasonable and documented fees and expenses of one counsel for all of the Company Indemnified Parties with respect to each such Company Indemnified Proceeding unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Company Indemnified Parties, in which case Purchaser shall pay the fees of such additional counsel required by such conflict, promptly as statements therefor are received; provided, however, that neither Purchaser nor the Company shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld or delayed. Any Company Indemnified Party wishing to claim indemnification under this Section  7.7(a)  upon becoming aware of any such Company Indemnified Proceeding shall promptly notify Purchaser and the Company (but the failure to so notify Purchaser or the Company shall not relieve Purchaser or the Company from any liability it may have under this Section  7.7(a)  except to the extent such failure materially prejudices Purchaser or the Company), and shall deliver to Purchaser and the Company the undertaking contemplated by Section  145 of Delaware Law.

(b)            For a period of [***]following the Closing, Purchaser shall, and shall cause the Company to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements in effect as of the Closing between the Company and the Company Indemnified Parties, subject to applicable Law. For a period of [***]following the Closing, the certificate of incorporation and bylaws of the Company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those contained in the Organizational Documents as in effect on the Closing, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of Company Indemnified Parties.

(c)            This Section  7.7 is intended to be for the benefit of, and shall be enforceable by the Company Indemnified Parties and their heirs and personal representatives and shall be binding on Purchaser and the Company and its successors and assigns.

(d)            Notwithstanding any other available sources of recovery, the Company Indemnified Parties shall be entitled to first seek recovery of any Company Indemnified Liabilities of or in connection with any Company Indemnified Proceeding from Purchaser or the Company, and Purchaser and the Company waive all rights of subrogation against any third party indemnitors.

(e)            If Purchaser, the Company or any of their successors or assigns (i)  consolidates with or merges into any other person and shall not be the continuing or Company or entity of such consolidation or merger, or (ii)  transfers or conveys all or substantially all of their assets and Intellectual Property rights to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, shall assume the obligations set forth in this Section  7.7.

Article  VIII
CONDITIONS TO CLOSING

 Section  8.1            Conditions to Obligations of Seller and the Company. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a)            Representations and Warranties; Covenants. (i)  The representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered pursuant to this Agreement shall be true and correct in all material respects (when read without any exceptions or qualification as to materiality or Material Adverse Effect) at and as of the date of this Agreement and as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct as of such date), (ii)  the covenants and agreements set forth in this Agreement to be performed or complied with by Purchaser at or prior to the Closing shall have been performed or complied with in all material respects, and (iii)  the Company shall have received an officer’s certificate of Purchaser, dated as of the Closing Date, certifying as to the matters set forth in clauses (i)  and (ii)  of this Section  8.1(a).

(b)            No Law or Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

(c)            Asset and Liability Transfer. The Asset and Liability Transfer shall have been consummated pursuant to the terms of the Asset Transfer and Assumption Agreement in the form attached as Exhibit  F.

(d)            Confirmatory Assignment Agreement. The Confirmatory Assignment Agreement in the form attached hereto as Exhibit  G or in a form reasonably satisfactory to Purchaser shall have been executed by the parties thereto.

 Section  8.2            Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Purchaser, at or prior to the Closing, of each of the following conditions:

(a)            Representations and Warranties; Covenants. (i)  The representations and warranties of the Company and Seller set forth in this Agreement and in any certificate delivered pursuant to this Agreement shall be true and correct as of the date of this Agreement and the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct as of such date) in all material respects (when read without any exception or qualification as to materiality or Material Adverse Effect) (ii)  the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects, and (iii)  Purchaser shall have received an officer’s certificate of the Company, dated as of the Closing Date, certifying as to the matters set forth in clauses (i)  and (ii)  this Section  8.2(a).

(b)            No Litigation. No Action shall have been instituted, commenced, threatened or remain pending that seeks to or could reasonably be expected to (i)  restrain, prevent, enjoin, prohibit or make illegal the material transactions contemplated by this Agreement, (ii)  cause any of the material transactions contemplated by this Agreement to be rescinded following the Closing Date, (iii)  impose material limitations on the ability of the Company to conduct its business following the Closing Date or (iv)  compel Purchaser or the Company to dispose of any material portion of the Business.

(c)            No Law or Governmental Action. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the material transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

(d)            Third Party Consents. The Company shall have received all consents listed on Schedule 8.2(d), provided in a manner satisfactory to Purchaser.

(e)            Effective Agreements. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

 (i)             a Director and Officer Release in the form of Exhibit  C, executed by the persons listed on Schedule 8.2(e)(i);

 (ii)            an Employee Release in the form of Exhibit  H, executed by the persons listed on Schedule 8.2(e)(ii); and

 (iii)           a certificate executed on behalf of the Seller by its Secretary certifying that the Seller Board Approval has been obtained and has not been revoked, rescinded or amended and are in full force and effect as of the date thereof (and attaching thereto true, correct and complete copies of the resolutions containing the Seller Board Approval).

(f)             Resignation Letters. Written resignations, in a form reasonably satisfactory to Purchaser, of all directors and officers of the Company, to be effective as of the Closing.

(g)            Employees. As of immediately prior to the Closing, the Company will have no employees and FronThera Pharmaceuticals will have no employees or will have entered into releases in the form of Exhibit  H with its employees.

(h)            Terminated Contracts. Purchaser shall have received written evidence of termination, in form and substance reasonably acceptable to Purchaser, of each of the Contracts set forth on Schedule 8.2(h).

Article  IX
INDEMNIFICATION

 Section  9.1            Survival of Representations. The representations and warranties made by Seller and the Company in this Agreement or in any certificate delivered pursuant to this Agreement, on the one hand, and made by Purchaser in this Agreement or in any certificate delivered pursuant to this Agreement, on the other hand, shall survive the Closing and shall expire on, and no claim for indemnification pursuant to Section  9.2(a)(i)  or Section  9.2(b)(i)  may be asserted after the date that is [***] after the Closing Date; provided, however, that (w)  the Company Key Representations shall expire on the date that is [***] after the Closing, (x)  the Company Fundamental Representations shall expire on the date that is [***] after the Closing Date, (y)  the covenants contained herein to be performed by the Company at or prior to the Closing shall survive the Closing and shall expire on the shorter of (i)  [***] after the applicable statute of limitations, and (ii)  the date that is [***] after the Closing Date, and (z)  the covenants contained herein to be performed by Seller from and after the Closing shall survive the Closing and shall expire on the date that is the shorter of (i)  [***] after the Closing Date, and (ii)  the date when such covenants expire in accordance with their terms (the date of expiration under the preceding clauses (w), (x), (y)  and (z), the “Expiration Date”); provided, further, however, that if, at any time prior to the [***] anniversary of the Closing Date or the applicable Expiration Date, as applicable, (i)  Purchaser (acting in good faith) delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties or covenants made by the Company or Seller in this Agreement or in any certificate delivered pursuant to this Agreement (and setting forth in reasonable detail the basis for Purchaser’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section  9.2(a)  based on such alleged inaccuracy or breach, or (ii)  Seller (acting in good faith) delivers to the Company a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Purchaser in this Agreement or in any certificate delivered pursuant to this Agreement (and setting forth in reasonable detail the basis for Seller’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section  9.2(b)  based on such alleged inaccuracy or breach then, in the case of clause (i)  or clause (ii), then such representation, warranty or covenant referenced in such notice shall survive until such time as such claim is fully and finally resolved.

 Section  9.2              Right to Indemnification.

(a)            Subject to the limitations and procedural requirements set forth in this Article  IX, from and after the Closing, Seller shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages which are suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject and which arise from or as a result of: (i)  any breach of any representation or warranty of the Company or Seller set forth in this Agreement or in any certificate delivered pursuant to this Agreement or any Ancillary Document; (ii)  any breach of any covenant or agreement of the Company or Seller set forth in this Agreement or any Ancillary Document, (iii)  any Closing Debt or Unpaid Company Transaction Expenses, to the extent not paid pursuant to Section  3.1 and Section  3.2; (iv)  any claim by any Person seeking to assert or based upon: (A)  ownership or rights to ownership of any Shares or the right to obtain Shares; (B)  any claim, whether derivative or otherwise, against any director or officer of the Company relating to the sale of the Company or any right relating to corporate governance or under the Company’s Organizational Documents, or under any indemnification agreement between Seller, on the one hand, and the Company, on the other; (C)  any claim by any Person that his, her or its securities were wrongfully canceled or repurchased by the Company; and (D)  any claim against the Company, Purchaser or any of their Affiliates by Seller based on any act or failure to act, or any alleged act or failure to act, of Seller (including Fraud, gross negligence, willful misconduct or bad faith) in breach of its obligations hereunder, including any failure or alleged failure to distribute properly all or any portion of the consideration payable hereunder, (v)  any Pre-Closing Taxes, to the extent not included in Closing Debt or Unpaid Company Transaction Expenses and accounted for in the determination of the Initial Consideration, or (vi)  the matters set forth on Exhibit  D.

(b)            Subject to the applicable limitations and procedural requirements set forth in this Article  IX, from and after the Closing, Purchaser shall hold harmless and indemnify Seller from and against, and shall compensate and reimburse Seller for, any Damages which are suffered or incurred by Seller or to which Seller may otherwise become subject and which arise from or as a result of: (i)  any breach of any representation or warranty of Purchaser set forth in this Agreement or in any certificate delivered pursuant to this Agreement (when read without any exception or qualification as to materiality); or (ii)  any breach of any covenant or agreement of Purchaser set forth in this Agreement.

Section  9.3        Limitations on Liability.

(a)            Other than (i)  the Company Key Representations, (ii)  the Company Fundamental Representations and (iii)  Fraud committed by or on behalf of Seller in connection with the transactions contemplated hereby, the maximum liability of Seller under Section  9.2(a)(i)  for breaches or inaccuracies of the representations and warranties contained of the Company in Article  IV, breaches or inaccuracies of the representations and warranties contained of the Seller in Article  V and the covenants contained herein to be performed by the Company or the Seller as the case may be, shall be the amount of funds then remaining in the Escrow Account. The maximum liability of Seller under Section  9.2(a)(i)  for breaches or inaccuracies of all representations and warranties other than the Company Fundamental Representations shall be $[***]. Seller shall not have any Liability under this Article  IX in excess of the Consideration payable to Seller pursuant to this Agreement (less the Loan Payoff Amount payable by the Purchaser at Closing pursuant to Section  2.1). The maximum aggregate Liability of Purchaser under this Agreement shall be the Initial Consideration and the Contingent Consideration.

(b)            Without limiting the effect of any other limitation contained in this Article  IX, the indemnification provided for in Section  9.2(a)(i)  shall not apply except to the extent that the aggregate Damages against which the Purchaser Indemnitees would otherwise be entitled to be indemnified pursuant to Section  9.2(a)(i)  exceeds $[***] in the aggregate (the “Basket”), and with respect to any given claim for Damages, such claim is individually in excess of $[***] (which shall not be applied against the Basket), in which event the Purchaser Indemnitees shall, subject to the other limitations contained herein, be entitled to be indemnified against all of such Damages, including the Basket; provided, however, that this limitation shall not apply to any Damages related to (i)  Fraud committed by or on behalf of Seller in connection with the transactions contemplated hereby, (ii)  a breach of the Company Key Representations or (iii)  a breach of the Company Fundamental Representations.

(c)            Without limiting the effect of any other limitation contained in this Article IX, Purchaser shall not be entitled to indemnification under this Article IX for any Damages to the extent that the amount otherwise indemnifiable hereunder has been included in the calculation of the Initial Consideration.

(d)            The representations, warranties, agreements, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Purchaser Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchaser Indemnitees. For purposes of both determining whether a breach or inaccuracy in any representation or warranty of the Company has occurred and calculating the amount of Damages arising from any such breach or inaccuracy, the Company shall be deemed to have been made such representations and warranties without any qualifications as to materiality and, accordingly, all references herein and therein to “material,” “in all material respects,” “material adverse effect,” and similar qualifications as to materiality shall be deemed to be deleted therefrom. Recoveries under this Article IX by the Purchaser Indemnitees shall first be from the Escrow Account and thereafter any Consideration paid or payable to Seller.

(e)            Nothing in this Agreement shall limit any remedy Purchaser may have against any Person for claims based on Fraud that such Person committed.

(f)            Notwithstanding anything to the contrary elsewhere in this Agreement, no Purchaser Indemnitee shall be indemnified for Damages with respect to (i) the amount, value or condition of, or any limitations on, any Tax asset or attribute (e.g., net operating loss or Tax credit) of the Company after the Closing, including the ability of any Purchaser Indemnitee to utilize such Tax asset or attribute after the Closing, (ii) any Taxes arising as a result of an action taken by Purchaser or its Affiliates (including the Company after the Closing) outside the ordinary course of business on the Closing Date after the Closing (other than as explicitly contemplated by this Agreement) or (iii) any Taxes arising from an election made by Purchaser with respect to the Company under Sections 336 or 338 of the Code.

Section 9.4         Claims and Procedures.

(a)            If an Indemnitee (as defined below) determines in good faith that it has a bona fide claim for indemnification pursuant to this Article IX and the Indemnitee intends to make such indemnification claim, then Purchaser (in the case of any indemnification claim pursuant to Section 9.2(a)) or Seller (in the case of any indemnification claim pursuant to Section 9.2(b)), as the case may be, shall promptly thereafter deliver to Seller or Purchaser, as the case may be, a written notice (any notice delivered in accordance with the provisions of this Section 9.4(a), a “Claim Certificate”) stating that the Indemnitee has a claim for indemnification pursuant to this Article IX and, to the extent possible, containing a preliminary estimate of the of Damages; and specifying in reasonable detail the material facts giving rise to such claim. No delay in providing such Claim Certificate shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Indemnitor (as defined below) is materially prejudiced thereby.

(b)            If Seller or Purchaser, as the case may be, objects to any claim made in any Claim Certificate, then Seller or Purchaser, as the case may be, shall deliver a written notice (a “Claim Dispute Notice”) to Purchaser or Seller, as the case may be, during the 30-day period commencing upon receipt by Seller or Purchaser, as the case may be, of the Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the applicable Claim Certificate. If Seller or Purchaser, as the case may be, does not deliver a Claim Dispute Notice hereunder prior to the expiration of such 30-day period, then each claim for indemnification set forth in such Claim Certificate shall be deemed to have been conclusively determined in favor of the applicable Indemnitee for purposes of this Article IX on the terms set forth in the Claim Certificate.

(c)            If a Claim Dispute Notice is properly delivered hereunder, then Purchaser and Seller shall attempt in good faith to resolve any such objections raised in such Claim Dispute Notice. If Purchaser and Seller agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Purchaser and Seller shall be prepared and signed by both parties.

(d)            If no such resolution can be reached during the 45-day period following receipt of a given Claim Dispute Notice hereunder, then upon the expiration of such 45-day period, either Purchaser or Seller may bring suit to resolve the objection in accordance with Section 10.10 and Section 10.11.

Section 9.5         Defense of Third-Party Claims.

Upon receipt by any Person seeking to be indemnified pursuant to Section 9.2 (the “Indemnitee”) of notice of any actual or possible Action that has been or may be brought or asserted by a third party against such Indemnitee and that may be subject to indemnification hereunder (a “Third-Party Claim”), the Indemnitee shall promptly deliver a Claim Certificate with respect to such Third-Party Claim to the Person from whom indemnification is sought under Section 9.2 (the “Indemnitor”). The Indemnitee shall have the right, at its election, to proceed with the defense of such Third-Party Claim on its own. If Indemnitee so proceeds with the defense of any such Third-Party Claim:

(a)            Indemnitor shall, and shall use commercially reasonable efforts to cause each other Indemnitor to, make available to Indemnitee any documents and materials in its possession or control that may be necessary to the defense of such Third-Party Claim; and

(b)            Indemnitee shall have the right to control, settle, adjust or compromise such Proceeding without the consent of the Indemnitor; provided, however, that except with the consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed), no settlement of any such Proceeding shall be determinative of, or introduced as evidence of, either the fact that Liability may be recovered by the applicable Indemnitee in respect of such Proceeding pursuant to the indemnification provisions of this Article IX or the amount of such Liability that may be recovered by the applicable Indemnitee in respect of such Third-Party Claim pursuant to the indemnification provisions of this Article IX. If the Indemnitor consents to such settlement, the Indemnitor will not have any power or authority to object to the amount or validity of any claim by or on behalf of an Indemnitee for indemnity with respect such settlement.

The Indemnitee shall give the Indemnitor prompt notice of the commencement of any such Third-Party Claim; provided, however, that any failure on the part of Indemnitee to so notify the Indemnitor shall not limit any of the obligations of the Indemnitors under this Article IX (except to the extent such failure materially prejudices the defense of such Proceeding).

Section 9.6         No Subrogation. The Indemnitor shall not be entitled to exercise, and shall not be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Subsidiaries or other Affiliates may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related.

Section 9.7         Limitation on Damages. Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, no Party nor any current or former stockholder, director, officer, employee, Affiliate or advisor of any of the foregoing, shall, in any event, be liable to any other Person, either in Contract, tort or otherwise, for any punitive or exemplary Damages (except to the extent such Damages are granted by a court in connection with a Third-Party Claim).

Section 9.8         Characterization of Indemnification Payments. The Parties agree that any indemnification payments made pursuant to this Article IX shall be treated for all Tax purposes as an adjustment to the Consideration unless otherwise required by Law.

Section 9.9         Right to Set Off. Notwithstanding any provision of this Agreement to the contrary, the Parties hereby acknowledge and agree that, in addition to any other right or remedy hereunder, the obligation of Purchaser to pay any Contingent Consideration hereunder shall be qualified in its entirety by the right of Purchaser to set off, subject to (i) the Purchaser Indemnitees first having sought recovery against the Escrow Account (except with respect to Fraud committed by or on behalf of Seller in connection with the transactions contemplated hereby or breaches of the Company Key Representations or the Company Fundamental Representations) and (ii) the express limitations set forth in this Article IX, the amount of any such Contingent Consideration at the time that such Contingent Consideration becomes payable pursuant to Section 3.3, by the amount of any Damages resulting from a breach of the Company Key Representations (as limited pursuant to Section 9.3(a)) and the Company Fundamental Representations incurred or suffered or (until the amount is finally determined in accordance with this Article IX) that Purchaser determines is reasonably likely to be incurred or suffered by any Purchaser Indemnitee (to the extent any Purchaser Indemnitee has an indemnification claim under this Article IX); provided, that the maximum amount of any portion of the Contingent Consideration which may be set off by the Purchaser to satisfy breaches of the Company Key Representations shall be an amount equal to [***] of the Contingent Consideration. If the final amount of Damages determined to be payable in respect of such indemnification claim in accordance with this Article IX is less than the amount withheld by Purchaser from the Contingent Consideration, as applicable, then Purchaser shall promptly pay the difference to Seller. If the final amount of Damages determined to be payable in respect of such indemnification claim exceeds the amount withheld from the Contingent Consideration then, subject to this Section 9.9, the applicable Purchaser Indemnitee shall continue to be entitled to indemnification in an amount equal the amount of such excess pursuant to the terms and conditions of this Article IX. Each of the Parties acknowledges and agrees that such set off right shall not give rise to any indemnification obligations of the Seller which are separate from, in addition to, or beyond the scope of those obligations set forth under Article IX, or to extend any of the survival periods set forth under Section 9.1.

Section 9.10       Exclusive Remedy. From and after the Closing, the right of the Purchaser Indemnitees to be indemnified pursuant to this Article IX shall be the sole and exclusive remedy of the Purchaser Indemnitees (other than specific performance pursuant to the provisions of Section 10.12 or for claims based on Fraud against the Seller or its Affiliates or those acting on behalf of the Seller or its Affiliates in connection with the transactions contemplated hereby) with respect to any breach of any representation, warranty, covenant or agreement of the Company or Seller contained in, or any other breach by the Company or Seller of, this Agreement. From and after the Closing, the right of Seller to be indemnified pursuant to this Article IX shall be the sole and exclusive remedy of Seller (other than specific performance pursuant to the provisions of Section 10.12 or for claims based on Fraud against the Purchaser or its Affiliates or those acting on behalf of the Purchaser or its Affiliates in connection with the transactions contemplated hereby) with respect to any breach of any representation, warranty, covenant or agreement of Purchaser contained in, or any other breach by Purchaser of, this Agreement.

Article X
GENERAL PROVISIONS

Section 10.1       Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.2       Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by facsimile transmission or electronic mail, with a copy mailed on the same day in the manner provided in clauses
(a) or (b) of this Section 10.2, when transmitted and receipt is confirmed and (d) if otherwise actually personally delivered, when delivered; provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other Parties to this Agreement:

(a)            if to Purchaser or the Company, to:

FL2021-001, Inc.

601 California Street, Suite 600

San Francisco, CA 94108

Attention: Chief Executive Officer

Telephone: (415) 787-6009

Email: [***]

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

3570 Carmel Mountain Road, Suite 200

San Diego, CA 92130

Attention: Jeffrey C. Thacker and Jonathan Spencer

Email: [***];[***]

(b)            if to Seller, to:

Fronthera International

Attention: Qing Dong

Telephone: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Rd.

Palo Alto, CA 94304

Attention: Miranda Biven and Ethan Lutske

Email: [***]; [***]
with a copy (which shall not constitute notice) to:

Section 10.3       Public Announcements. The initial press release announcing the execution of this Agreement or upon the Closing, if any, shall be issued in such form as shall be mutually agreed upon by Seller and Purchaser. Unless otherwise required by applicable Law or applicable stock exchange rules and regulations, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other Parties to this Agreement. If a public statement is required to be made pursuant to applicable Law or applicable stock exchange rules and regulations, the Parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.

Section 10.4       Interpretation. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles, Sections, Schedules or Exhibits in this Agreement, unless otherwise indicated, are references to Articles, Sections, Schedules and Exhibits of or to this Agreement. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All references to “$” or “dollars” herein shall be references to the lawful currency of the United States of America. For all purposes of and under this Agreement, (a) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other gender as the context requires; (d) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified; (e) the use of the word “or” shall not be exclusive; and (f) all references to “days” mean calendar days.

Section 10.5       Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the Parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid, illegal or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid, illegal or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement.

Section 10.6       Entire Agreement. This Agreement (including the Company Disclosure Schedule, the other Schedules and the Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement of the Parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, except as otherwise expressly provided in this Agreement.

Section 10.7       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, that Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person; provided, that such transfer or assignment shall not relieve Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any other Party hereto or due to Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties to this Agreement and their respective successors and assigns.

Section 10.8       No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any rights or remedies under or by reason of this Agreement.

Section 10.9       Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the Parties to this Agreement. Any failure of the Parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the Parties to this Agreement may otherwise have at Law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.9.

Section 10.10      Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within such State. Each of the Parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting within the State of Delaware, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the Parties to this Agreement hereby irrevocably and unconditionally (a) agrees not to commence any such Action except in such courts; (b) agrees that any claim in respect of any such Action may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in any such Delaware State or Federal court; and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such Delaware State or Federal court. Each of the Parties to this Agreement hereby agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.11      Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12     Specific Performance. Each of the Parties to this Agreement hereby acknowledge and agree that the failure of it to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated in this Agreement, will cause irreparable injury to the other parties, for which Damages, even if available, will not be an adequate remedy. Accordingly, each of the Parties to this Agreement hereby (a) consents to the issuance of injunctive relief by any court of competent jurisdiction to prevent breaches of this Agreement and to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, without proof of actual Damages and without any requirement that a bond or other security be posted, and (b) agrees that the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, the other parties would not have entered into this Agreement. Each of the Parties to this Agreement hereby agrees to waive the defense in any such Action that the other party to this Agreement has an adequate remedy at Law, and agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or that a remedy of monetary Damages would provide an adequate remedy, and further agrees to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.12 shall be in addition to, and not in lieu of, any other remedies at Law or in equity that the Company may elect to pursue.

Section 10.13     Company Disclosure Schedule. The Parties acknowledge and agree that (a) matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein, and any additional matters are set forth for information purposes and do not necessarily include other matters of a similar nature, and the inclusion of any items or information in the Company Disclosure Schedule that are not required by this Agreement to be so included is solely for the convenience of Purchaser; (b) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute, or be deemed to be, an admission of any Liability of the Company or any of its Affiliates, in each case to any Person that is not party to this Agreement, nor an admission against the Company’s or any of its Affiliates’ interests to such third Person; (c) each statement or other item of information set forth in the Company Disclosure Schedule shall not be deemed to be a representation and warranty made by the Company in this Agreement; (d) any disclosure set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant shall be deemed to be a disclosure with respect to all other applicable representations, warranties and covenants contained in this Agreement to the extent that it is readily apparent on its face from a reading of such disclosure that it also qualifies or applies to such other representations, warranties or covenants, notwithstanding the omission of a cross-reference or the omission of a reference in the particular representation, warranty or covenant to the applicable section of the Company Disclosure Schedule; and (e) headings have been inserted in the Company Disclosure Schedule for convenience of reference only.

Section 10.14     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or electronic mail in portable document format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 10.15     Waiver of Conflicts Regarding Representation.

(a)            Wilson Sonsini Goodrich & Rosati (“WSGR”) has acted as counsel for the Seller in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”) and, in that connection, not as counsel for any other Person, including, without limitation, Purchaser or any of its Affiliates. Only the Seller shall be considered the client of WSGR in the Acquisition Engagement. If the Seller so desires, WSGR shall be permitted, without the need for any future waiver or consent, to represent any of the Seller’s securityholders after the Closing in connection with any matter related to the matters contemplated by this Agreement or any disagreement or dispute relating thereto and may in connection therewith represent the agents or Affiliates of the Seller’s securityholders, in any of the foregoing cases including, without limitation, in any dispute, litigation or other adversary proceeding against, with or involving Purchaser, the Company or any of their agents or Affiliates.

(b)            To the extent that communications between Seller, on the one hand, and WSGR, on the other hand, relate to the Acquisition Engagement, such communication shall be deemed to be attorney-client confidences that belong solely to the Seller. Neither Purchaser nor any of its Affiliates, including the Company, shall have access to (and Purchaser hereby waives, on behalf of each, any right of access it may otherwise have with respect to) any such communications or the files or work product of WSGR, to the extent that they relate to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees, for itself and on behalf of its Affiliates, including the Company, upon and after the Closing: (i) the Seller and WSGR shall be the sole holders of the attorney-client privilege of the Seller with respect to the Acquisition Engagement, and neither Purchaser nor any of its Affiliates, including the Company, shall be a holder thereof; (ii) to the extent that files or work product of WSGR in respect of the Acquisition Engagement constitute property of the client, only the Seller, shall hold such property rights and have the right to waive or modify such property rights; and (iii) WSGR shall have no duty whatsoever to reveal or disclose any such attorney-client communications, files or work product to Purchaser or any of its Affiliates, including the Company, by reason of any attorney-client relationship between WSGR and the Company or otherwise; provided, that, to the extent any communication is unrelated to the Acquisition Engagement, WSGR shall provide (and the Seller shall instruct WSGR to provide) appropriately redacted versions of such communications, files or work product to Purchaser or its Affiliates, including the Company. Notwithstanding the foregoing, in the event that a dispute arises between any of Purchaser or its Affiliates, including the Company, on one hand and the Seller, on the other hand, concerning the matters contemplated in this Agreement, Purchaser, for itself and on behalf of its Affiliates, including the Company, agrees that Purchaser and its Affiliates, including the Company, shall not offer into evidence or otherwise attempt to use or assert the foregoing attorney-client communications, files or work product against the Seller.

(c)            Without limitation of the foregoing, any other communication between Seller, on the one hand, and any representative of Seller (other than WSGR) or any other third person (other than Purchaser and its Affiliates), relating to the Acquisition Engagement and prior to the Closing shall be deemed confidential information of the Seller, and from and after the Closing, such communications shall be deemed to be confidential information that belong solely to the Seller, for and on behalf of the Seller. Prior to the Closing, the Company shall be entitled to transfer possession of such communications (including any tangible and intangible copies of such communications) to the Seller.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Purchaser, Seller and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, in each case as of the date first above written.

PURCHASER:	FL2021-001, INC.

	By:	/s/ June Lee
	Name:	June Lee
	Title:	Chief Executive Officer

SELLER:	FRONTHERA INTERNATIONAL GROUP LIMITED (CAYMAN)

	By:	/s/ Qing Dong
	Name:	Qing Dong
	Title:	President

COMPANY:	FRONTHERA U.S. HOLDINGS, INC.

	By:	/s/ Qing Dong
	Name:	Qing Dong
	Title:	President

[Signature page to Stock Purchase Agreement]

Exhibit A

Form of Stock Power

Seller’s Stock Power And Assignment

Separate From Stock Certificate

[***]

Exhibit B

Form of Escrow Agreement

[***]

Exhibit C

Form of Director and Officer Release

[***]

Exhibit D

Specified Indemnification Matters

None.

Exhibit E

Milestone Payments

1.     Milestones.

(a)            Within [***] after Purchaser or any TYK2 Product Party achieves each milestone event described in the table set forth below (each, a “Milestone Event”), Purchaser shall pay, or cause to be paid to, the Seller the applicable milestone fee listed next to each such Milestone Event (each such fee, the applicable “Milestone Payment”). The Milestone Events and corresponding Milestone Payments are as follows:

Milestone Event		Milestone Payment
1.	First administration of a TYK2 Product to the first (1st) patient in the first Phase 2 Clinical Trial.		$37,000,000.00
2.	The earlier to occur of (a) the first administration of a TYK2 Product to the first (1st) patient in the first Phase 3 Clinical Trial in a country other than China, or (b) filing of the first Drug Approval Application in the U.S. or a Major European Country, whichever occurs first.		$23,000,000.00
3.	[***].	$	[***]
4.	[***].	$	[***]
5.	[***].	$	[***]

(b)            All Milestone Payments shall be made in U.S. dollars and shall be paid by wire transfer or direct deposit in immediately available funds. Each of the Milestone Payments shall be payable one (1) time only, with respect to the first achievement of the relevant Milestone Event, regardless of how many times such Milestone Event is achieved and regardless of how many TYK2 Products achieve such Milestone Event. In accordance with the foregoing, the maximum total Milestone Payments payable by Purchaser to the Seller shall not exceed $120,000,000.00 (the “Total Milestone Payment Amount”).

(c)            If Purchaser or any TYK2 Product Party achieves Milestone Event 2 in the table in Section 1(a) above before Milestone Event 1 in such table, then Milestone Event 1 shall be automatically deemed achieved and Purchaser shall pay, or cause to be paid, to the Seller the Milestone Payment for Milestone Event 1 together with the Milestone Payment for Milestone Event 2. If Purchaser or any TYK2 Product Party achieves Milestone Event 5 in the table in Section 1(a) above before Milestone Event 4 in such table, then Milestone Event 4 shall be automatically deemed achieved and Purchaser shall pay, or cause to be paid, to the Seller the Milestone Payment for Milestone Event 5 together with the Milestone Payment for Milestone Event 4.

2.     Commercially Reasonable Efforts.

(a)            During the period commencing on the Closing Date and ending on the earliest of (i) the date upon which the Milestone Payment for Milestone Event 1 in the table in Section 1(a) above has been paid to the Seller, and (ii) the date on which the aggregate amount Purchaser has spent on research and development activities for a TYK2 Product (including, without limitation, employee salaries, but excluding stock-based compensation, benefits, utilities, facilities, insurance, overhead, capital expenditures and travel expenses) equals or exceeds [***], Purchaser covenants and agrees that it will use, and shall cause all TYK2 Product Parties to use, Commercially Reasonable Efforts to achieve Milestone Event 1. Without limiting the generality of the foregoing, Purchaser shall not, and shall not authorize or permit any TYK2 Product Party to, take any action or omit to take any action with the specific intent of avoiding or reducing the payment of any Milestone Payment(s).

(b)            In addition, in the event that Purchaser grants to a third party rights to develop and/or commercialize any TYK2 Product in the United States or a Major European Country(ies) (each, a “Major Market TYK2 Product Agreement”), and the Milestone Events pertaining to such country(ies) have not previously been achieved, Purchaser shall promptly notify Seller following the execution of each such Major Market TYK2 Product Agreement and provide to Seller with full details of the diligence obligations required to be exercised by such third party towards the achievement of the Milestone Events (subject to Seller agreeing to any reasonable confidentiality obligations required under such Major Market TYK2 Product Agreement necessary to receive such information from Purchaser). Until the achievement of all of the Milestone Events pertaining to [***], to the extent covered by a particular Major Market TYK2 Product Agreement, Purchaser covenants and agrees to (i) assess whether the third party is meeting the diligence obligations required to be exercised by such third party under such Major Market TYK2 Product Agreement, (ii) to determine whether and how to remedy any failure by such third party to meet its diligence obligations, and (iii) Purchaser’s board of directors shall determine in good faith whether to pursue litigation to enforce any such failure to meet diligence obligations.

3.     Reports. Each Milestone Payment shall be accompanied by a summary report regarding the development activities that occurred with respect to the achievement of such Milestone Event. Within [***] after the end of each calendar year following the Closing Date and ending on the earliest of (i) the date upon which the last Milestone Payment has been made, and (ii) the [***] full calendar year following the calendar year in which the Closing Date occurs (such period, the “Reporting Period”), Purchaser shall provide the Seller with a written report summarizing its and all TYK2 Product Parties’ material, development and regulatory activities pertaining to the achievement of the Milestone Events during the previous calendar year (each such report, an “Update Report”). In addition, at least once in each successive [***] period following the Closing Date until the expiration of the [***] period in which the Reporting Period expires, upon Seller’s request and no later than [***] after such a request, Representatives of Purchaser who are responsible for managing the activities and business relating to the TYK2 Products and knowledgeable about such operations shall meet with Representatives of Seller, telephonically or in person, to discuss the status of development and regulatory activities pertaining to the achievement of the Milestone Events, and any reasonable inquiries the Seller may have regarding such matters and/or the information contained in the Update Reports. Each of Purchaser and Seller shall bear its own costs and expenses regarding such meetings.

4.     Acknowledgement. The Seller acknowledges and agrees that: (i) the Milestone Payments are contingent upon achievement of the corresponding Milestone Event provided for in Section 1 of this Exhibit E, which may not be achieved and as a result, some or all of such payments may never be paid, (ii) Purchaser has no obligation to Seller under this Agreement to extend any effort to achieve any Milestone Event except as expressly set forth in Section 2 of this Exhibit E and no implied duties of any kind shall apply, and (iii) the Base Initial Consideration and the Milestone Payments (if the corresponding Milestone Events are achieved) constitute sufficient consideration for entering into this Agreement. The Company hereby waives, disclaims and forever relinquishes any right to any claim in respect of a Milestone Payment based on any representation, warranty, covenant or agreement other than those expressly set forth in this Agreement, including this Exhibit E.

5.     Milestone Event Disputes. If Seller believes that any Milestone Event has occurred and Purchaser has not paid the corresponding Milestone Payment in accordance with this Exhibit E, then Seller may deliver to Purchaser written notice thereof (a “Milestone Dispute Notice”), in reasonable detail. During the [***] following the delivery of a Milestone Dispute Notice, Purchaser and Seller shall attempt in good faith to resolve any dispute as to whether any Milestone Event has occurred and whether any Milestone Payment is payable. Following such thirty-day period, either party may initiate litigation of such dispute in accordance with Section 10.10 of the Agreement.

6.     Definitions. For purposes of this Exhibit E:

“China” means the People’s Republic of China.

“Clinical Trial” means any human clinical study of any TYK2 Product.

“Commercially Reasonable Efforts” means [***].

“Commercialization Approval” means [***].

“Drug Approval Application” means [***].

“FTP-637” means the compound known as FTP-637 having the molecular structure, set forth in Schedule E-1.

“FTP-638” means the compound known as FTP-638 having the molecular structure, set forth in Schedule E-2

“FTP-1817” means the compound known as FTP-1817 having the molecular structure, set forth in Schedule E-3.

“FTP-1866” means the compound known as FTP-1866 having the molecular structure, set forth in Schedule E-4.

“Marketing Approval” means approval of a Drug Approval Application by the applicable Regulatory Authority.

“Major European Country” means any one of the following: [***].

“Phase 2 Clinical Trial” means a Clinical Trial in which a primary endpoint is designed to preliminarily evaluate clinical efficacy of a TYK2 Product, for one or more indications and/or to obtain an indication of the dosage regimen required, or a Clinical Trial that would otherwise satisfy the requirements defined in 21 CFR 312.21(b), or other comparable regulation imposed by the FDA, the EMA or their foreign counterparts for an equivalent Clinical Trial in the applicable country where such Clinical Trial takes place.

“Phase 3 Clinical Trial” means a pivotal Clinical Trial designed to be used to establish safety and efficacy of a TYK2 Product as a basis for obtaining Marketing Approval in the applicable country where such Clinical Trial takes place, or a Clinical Trial that would otherwise satisfy the requirements defined in 21 C.F.R. 312.21(c), or other comparable regulation imposed by the FDA, the EMA or their foreign counterparts for an equivalent Clinical Trial in the applicable country where such Clinical Trial takes place.

“Regulatory Authority” means, with respect to a country, the applicable regulatory authority(ies) with legally binding authority over the testing, manufacture, use, storage, importation, promotion, marketing, pricing or sale of a TYK2 Product labeled for the prevention or treatment of a human disease, state or condition in such country, including the FDA and the European Medicines Agency, or any successor organization to the foregoing.

“TYK2 Compound” means (a) (i) FTP-637, FTP-638, FTP-1817, or FTP-1866, or (ii) any other compound that is specifically claimed in a Valid Claim of: (A) any of the following patents or patent applications included in the TYK2 Portfolio as of the date of this Agreement: PCT/US2019/057485, US16/938,183, PCT/US2020/021850 or US63/079,217; or (B) any Patents filed after the Closing that claim priority to the Patents described in clause (a)(ii)(A); or (b) any derivative of any compound described in clause (a), including any salt, polymorph, hydrate, solvate, isomer, ester, prodrug of any compound described in clause (a).

“TYK2 Portfolio” means all (a) Patents listed on Section 4.13(a) of the Company Disclosure Schedule, (b) Patents that (i) are filed during the period commencing on the date of this Agreement and ending on the day that is [***] after the Closing, and (ii) name as an inventor an individual who was an employee of or consultant to the Company prior to the date of this Agreement, (c) any Patents issuing from any Patent described in clause (a) or (b), or (d) any Patent that claims priority to a Patent described in clause (a), (b) or (c), but only to the extent each such Patent claims the same subject matter as the Patent application to which it claims priority.

“Patent(s)” means patents and patent applications anywhere in the world, any substitution, division, continuation, continuation-in-part (but only to the extent such continuation-in-part claims the same subject matter as the application to which it claims priority), patent of addition, renewal, restoration, supplementary protection certificate, registration or confirmation patent, patent issuing from post-grant proceedings, reexamination, extension, renewal, or reissue of any of the foregoing and any patents or patent applications claiming or entitled to claim priority to any of the foregoing and all rights of priority attendant to such patents and patent applications and any foreign equivalents of any of the foregoing.

“TYK2 Product” means any pharmaceutical product containing a TYK2 Compound that would infringe any Valid Claim of a Patent within the TYK2 Portfolio, absence a license to or ownership of such patent or patent application.

“TYK2 Product Party” means, collectively, Purchaser, its Affiliates and/or its or their respective licensees, and/or sublicensees, and any assignees and/or successors of any of the foregoing with respect to rights to a TYK2 Product, or any other Person who receives from any of the foregoing Persons rights for the development or commercialization of any TYK2 Product or that has been delegated responsibility for achieving a Milestone Event for which a Milestone Payment has not previously been paid.

“Valid Claim” means a composition of matter or method of use claim of: (a) of any issued, unexpired Patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) of any Patent application that has not been cancelled, withdrawn or abandoned, without being re-filed in another application in the applicable jurisdiction.

Exhibit F

Asset Transfer and Assumption Agreement

[***]

Exhibit G

Confirmatory Assignment Agreement

[***]

Exhibit H

Form of Employee Release

[***]

Schedule 1.1(p)

Encumbrances

Schedule 8.2(d)

Third Party Consents

Schedule 8.2(e)(i)

Director and Officer Release Persons

Employee Release Persons

Schedule 8.2(e)(ii)

Schedule 8.2(h)

Terminated Contracts